Exhibit 2.1

CONFIDENTIAL	Execution Version

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

LONGVIEW ACQUISITION CORP. II,

HF HALO MERGER SUB, INC.,

AND

HEARTFLOW HOLDING, INC.

DATED AS OF JULY 15, 2021

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ii

SCHEDULES AND EXHIBITS
Schedule A	Supporting Company Persons

Exhibit A	Form of Transaction Support Agreement
Exhibit B	Form of Investors’ Rights Agreement
Exhibit C	Form of Longview Incentive Equity Plan
Exhibit D	Form of Longview Employee Stock Purchase Plan

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BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of July 15, 2021, is made by and among Longview Acquisition Corp. II, a Delaware corporation (“Longview”), HF Halo Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and HeartFlow Holding, Inc., a Delaware corporation (the “Company”). Longview, Merger Sub and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, (a) Longview is a blank check company incorporated as a Delaware corporation on October 23, 2020 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, and (b) Merger Sub is, as of the date of this Agreement, a wholly-owned Subsidiary of Longview that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents;

WHEREAS, pursuant to the Governing Documents of Longview, Longview is required to provide an opportunity for its stockholders to have their outstanding Longview Class A Common Stock redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the Longview Stockholder Approval;

WHEREAS, as of the date of this Agreement, Longview Investors II LLC, a Delaware limited liability company (the “Sponsor”), and the Other Class B Stockholders collectively own 17,250,000 shares of Longview Class B Common Stock;

WHEREAS, concurrently with the execution of this Agreement, the Sponsor and its affiliates are entering into the Sponsor Support Agreement (the “Sponsor Support Agreement”) with the Company, pursuant to which the Sponsor and such affiliates have agreed (a) to vote in favor of this Agreement and the transactions contemplated hereby (including the Merger), (b) not effect any sale or distribution of any Equity Securities of Longview held by such stockholders and (c) not to redeem any of the Equity Securities of Longview such stockholder owns, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement;

WHEREAS, in connection with the Merger, Longview shall adopt, subject to obtaining Longview Stockholder Approval, an amended and restated certificate of incorporation, substantially in a form to be agreed upon between Longview and the Company (the “Longview Certificate of Incorporation”), and bylaws, substantially in a form to be agreed upon between Longview and the Company (the “Longview Bylaws”);

WHEREAS, in connection with the Merger, immediately prior to the Effective Time, Longview may issue additional shares of Longview Class A Common Stock (the “Forward Purchase Shares”), pursuant to the terms of the Forward Purchase Agreement;

WHEREAS, on the Closing Date, (a) Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving company in the Merger and, after giving effect to the Merger, the Company will be a wholly-owned Subsidiary of Longview and (b) each share of Company Stock will be automatically converted as of the Effective Time into the right to receive New Longview Common Stock, in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, promptly after the execution of this Agreement, each Company Stockholder listed on Schedule A attached hereto (collectively, the “Supporting Company Persons”) will deliver to Longview a duly executed transaction support agreement, substantially in the form attached hereto as Exhibit A (collectively, the “Transaction Support Agreement”), pursuant to which, among other things, each such Supporting Company Person will agree to, among other things, (a) support and vote in favor of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger), (b) not effect any sale or distribution of any Equity Securities of the Company held by such stockholders subject to the terms described therein and (c) take, or cause to be taken, any actions necessary or advisable to support the termination of certain agreements to be terminated effective as of the Closing;

WHEREAS, promptly after the execution of this Agreement, Longview, the Sponsor, the Supporting Company Persons and certain other parties thereto will enter into an investors’ rights agreement, substantially in the form attached hereto as Exhibit B (the “Investors’ Rights Agreement”), pursuant to which, among other things, Longview has agreed to provide certain registration rights with respect to certain securities of Longview, on the terms and subject to the conditions therein;

WHEREAS, the Longview Board has (a) approved this Agreement, the Ancillary Documents to which Longview is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (b) recommended, among other things, approval of this Agreement and the transactions contemplated by this Agreement (including the Merger) by the holders of Longview Common Stock entitled to vote thereon;

WHEREAS, the board of directors of Merger Sub has approved this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, Longview, as the sole stockholder of Merger Sub, will as promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement, approve this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, the board of directors of the Company has (a) approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (b) recommended, among other things, the approval of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) by the holders of Company Stock entitled to vote thereon; and

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that this Agreement constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder and the Merger, or, if applicable, the Alternative Transaction Structure, be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Article 1
CERTAIN DEFINITIONS

Section 1.1           Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Additional Longview SEC Reports” has the meaning set forth in Section 4.7.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Closing FPA Proceeds” means the aggregate cash proceeds actually received by any Longview Party in respect of the Forward Purchase Agreement (whether prior to or on the Closing Date).

“Aggregate Transaction Proceeds” means an amount equal to the sum of (i) the aggregate cash proceeds available for release to any Longview Party from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to all of the Longview Stockholder Redemptions and the distribution of the Return of Capital Distribution Amount, but before giving effect to the consummation of the Closing, the satisfaction of any Repurchase Payments and the payment of the Unpaid Longview Expenses), and (ii) the Aggregate Closing FPA Proceeds.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.3.

“Allowed Awards” has the meaning set forth in Section 5.1(b)(vii).

“Alternative Transaction Structure” has the meaning set forth in Section 5.5(a)(i).

“Ancillary Documents” means the Sponsor Support Agreement, the Investors’ Rights Agreement, the Transaction Support Agreement, the Letters of Transmittal and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the UK Bribery Act 2010 and (c) any other applicable anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.

“Business Combination Proposal” has the meaning set forth in Section 5.8.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and the Governmental Entities in the State of Delaware are open for the general transaction of business, provided that banks and the Governmental Entities shall be deemed to be generally open for the general transaction of business in the event of a “shelter in place” or similar closure of physical locations at the direction of any Governmental Entity if such banks’ electronic funds transfer system (including for wire transfers) and such Governmental Entities’ online filing system are open for use by customers on such day.

“Business Intellectual Property” means all Intellectual Property Rights that are owned, purported to be owned, used, or held for use by any Group Company.

“Card Association” means VISA U.S.A., Inc. and Visa International, Inc., MasterCard International, Inc., Discover Financial Services, LLC, American Express, Diners Club, Voyager, Carte Blanche, PayPal and any other card association, debit card network or similar entity and any legal successor organizations or association of any of them.

“Card Association Rules” means the rules, regulations, bylaws, standards, policies, and procedures of the Card Associations, including with respect to the processing of payment card information, the Payment Card Industry Data Security Standards (PCI-DSS), the Payment Application Data Security Standards (PA-DSS).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) and any similar or successor legislation or executive order or executive memo relating to the COVID-19, as well as any applicable guidance issued thereunder or relating thereto (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing Covid-19 Disaster, dated August 8, 2020) in any U.S. jurisdiction, and any subsequent legislation intended to address the consequences of COVID-19, including the Health and Economic Recovery Omnibus Emergency Solutions Act.

“Certificate of Merger” has the meaning set forth in Section 2.1(d)(ii).

“Certificates” has the meaning set forth in Section 2.1(d)(viii).

“Closing” has the meaning set forth in Section 2.2.

“Closing Company Audited Financial Statements” has the meaning set forth in Section 3.4(b).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986, and the regulations promulgated thereunder.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Acquisition Proposal” means any proposal or offer from a Person or a “group” (as defined in the Exchange Act) relating to (a) any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, of (i) the Company or any of its controlled Affiliates or (ii) all or a material portion of assets or businesses of the Company or any of its controlled Affiliates (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (b) any equity or similar investment in the Company or any of its controlled Affiliates (other than the issuance of the applicable class of shares of capital stock of the Company upon the exercise or conversion of any Company Options outstanding on the date of this Agreement in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.

“Company Common Stock” means shares of common stock, par value $0.001 per share, of the Company designated as “Common Stock” pursuant to the Certificate of Incorporation of the Company.

“Company D&O Persons” has the meaning set forth in Section 5.16(a).

“Company D&O Tail Policy” has the meaning set forth in Section 5.16(c).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to Longview by the Company on the date of this Agreement.

“Company Equity Plan” means the Company’s Amended and Restated 2009 Equity Incentive Plan.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, any Group Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Group Company, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document, including fifty percent (50%) of the HSR Act filing fee. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any Longview Expenses.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) and Section 3.1(b) (Organization and Qualification), Section 3.2(a) (other than the last sentence thereof), Section 3.2(c) and Section 3.2(f) (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.8(a) (No Company Material Adverse Effect) and Section 3.17 (Brokers).

“Company IT Systems” means all computer systems, computer software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, purported to be owned, used, licensed or leased by a Group Company.

“Company Licensed Intellectual Property” means all Business Intellectual Property other than Company Owned Intellectual Property.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, (a) has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) has a material adverse effect on the ability of the Company to consummate the Merger in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws or GAAP or any official interpretation thereof, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto, (vii) the compliance with the terms of this Agreement or the taking of any action required by this Agreement or with the prior written consent of Longview (provided that the exception in the clauses (vi) and (vii) shall not apply to the representations and warranties set forth in Section 3.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 7.1(a) to the extent it relates to such representations and warranties), (viii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vii) or (ix)), or (ix) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19 and any Law, directive, pronouncement or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or any industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to or arise out of epidemics or pandemics (including COVID-19) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or the Company’s compliance therewith) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v), (viii) or (ix) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a material and disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliates, Representatives, successors or permitted assigns of any Company Related Party (other than, for the avoidance of doubt, the Company).

“Company Option” means, as of any determination time, each option to purchase Company Common Stock that is outstanding and unexercised, granted under the Company Equity Plan.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by the Group Companies (including the Company Registered Intellectual Property and all Software incorporated in, or otherwise provided to customers with, any Company Product, other than Public Software, Off-the-Shelf Software, and Software used by the Company pursuant to an IP License).

“Company Preferred Stock” means Company Series A Preferred Stock, Company Series B-1 Preferred Stock, Company Series B-2 Preferred Stock, Company Series C Preferred Stock, Company Series D Preferred Stock and Company Series E Preferred Stock.

“Company Product” means the Company’s “HeartFlow Analysis platform technology,” the “HeartFlow FFRCT Analysis,” “HeartFlow Planner” and the related software products that are being researched, tested, developed or manufactured by or on behalf of the Group Companies.

“Company Registered Intellectual Property” has the meaning set forth in Section 3.13(a).

“Company Related Party” has the meaning set forth in Section 3.19.

“Company Related Party Transactions” has the meaning set forth in Section 3.19.

“Company Series A Preferred Stock” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Series A Preferred Stock” pursuant to the Certificate of Incorporation of the Company.

“Company Series B-1 Preferred Stock” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Series B-1 Preferred Stock” pursuant to the Certificate of Incorporation of the Company.

“Company Series B-2 Preferred Stock” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Series B-2 Preferred Stock” pursuant to the Certificate of Incorporation of the Company.

“Company Series C Preferred Stock” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Series C Preferred Stock” pursuant to the Certificate of Incorporation of the Company.

“Company Series D Preferred Stock” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Series D Preferred Stock” pursuant to the Certificate of Incorporation of the Company.

“Company Series E Preferred Stock” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Series E Preferred Stock” pursuant to the Certificate of Incorporation of the Company.

“Company Stock” means shares of Company Common Stock and Company Preferred Stock.

“Company Stockholder Written Consent” has the meaning set forth in Section 5.14(b).

“Company Stockholder Written Consent Deadline” has the meaning set forth in Section 5.14(b).

“Company Stockholders” means, collectively, the holders of Company Stock as of any determination time prior to the Effective Time.

“Company Stockholders Agreements” means (i) the Amended and Restated Investors’ Rights Agreement, dated as of November 20, 2017, by and among the Company and the Company Stockholders party thereto, as amended by the First Amendment thereto, dated as of March 28, 2018, (ii) the Amended and Restated Voting Agreement, dated as of November 20, 2017, by and among the Company and the Company Stockholders party thereto, as amended by the First Amendment thereto, dated as of March 28, 2017, and (iii) the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of November 20, 2017, by and among the Company and the Company Stockholders party thereto.

“Company Warrant” means that certain Warrant, dated January 19, 2021, by and between Hayfin Tourmaline Luxco S.a.r.l. (“Hayfin”) and the Company (as the assign of HeartFlow, Inc.), entitling Hayfin or its permitted assignee to purchase up to three hundred fifteen thousand eight hundred ten (315,810) shares of the Company Common Stock at the price of $0.01 per share, subject to adjustments pursuant to the terms thereof.

“Confidentiality Agreement” means the confidentiality letter agreement, dated as of May 10, 2021, by and between the Company and Longview.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Continental” means Continental Stock Transfer & Trust Company.

“Contract” or “Contracts” means any agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or variants thereof or related or associated epidemics, pandemic or disease outbreaks.

“Creator” has the meaning set forth in Section 3.13(e).

“DGCL” has the meaning the General Corporation Law of the State of Delaware.

“Directors Proposal” has the meaning set forth in Section 5.8.

“Dissenting Shares” has the meaning set forth in Section 2.7.

“Effective Time” has the meaning set forth in Section 2.1(d)(ii).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other benefit or compensatory plan, program, policy or Contract that any Group Company maintains, sponsors or contributes to, is a party to or under or with respect to which any Group Company has any Liability, whether written or unwritten, other than any plan sponsored or maintained by a Governmental Entity.

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or human health or safety.

“Equity Incentive Plan Proposal” has the meaning set forth in Section 5.8.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.5(a).

“Exchange Fund” has the meaning set forth in Section 2.5(c).

“Excluded Options” means any Company Options subject to Repurchase Agreements that are effective as of the Effective Time.

“Excluded Shares” means any Dissenting Shares and any shares of Company Stock subject to Repurchase Agreements that are effective as of the Effective Time.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“FDA Law” means all Laws applicable to the Company’s business related to the development, testing, investigation, manufacture, distribution, sale, labeling, promotion, export, import, safety, and effectiveness of medical devices, including (a) the Federal Food, Drug, and Cosmetic Act of 1938, as amended (21 U.S.C. 301 et. Seq.), (b) the Public Health Service Act of 1944, (c) the rules and regulations promulgated by FDA thereunder as applicable, including but not limited to the Quality System Regulation at 21 C.F.R. Part 820, the investigational device and Good Clinical Practice regulations at 21 C.F.R. Parts 11, 50, 54, 56, and 812, the registration, listing, and premarket notification regulations at 21 C.F.R. Part 807, the Good Laboratory Practice regulations at 21 C.F.R. Part 58, the Medical Device Reporting regulations at 21 C.F.R. Part 803, and the Reports of Corrections and Removals regulations at 21 C.F.R. Part 806; and (d) all state, federal, or foreign Laws comparable to any of the foregoing.

“Federal Health Care Program” means any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f), including state Medicaid programs, state CHIP programs, TRICARE, Medicaid managed care and similar or successor programs with or for the benefit of any Governmental Entity.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Foreign Benefit Plan” means each Employee Benefit Plan maintained by any of the Group Companies for its current or former employees, officers, directors or other individual service providers located outside of the United States.

“Forward Purchase Agreement” means the Forward Purchase Agreement, dated as of March 18, 2021, by and between Longview, Glenview Capital Management, LLC and the purchaser parties thereto, as amended pursuant to Amendment Number 1 to such agreement, dated on or about the date hereof, and as otherwise may be further amended in accordance with its terms.

“Forward Purchase Shares” has the meaning set forth in the recitals to this Agreement.

“Fraud” means an act or omission by a Party, and requires, as finally determined by a court of competent jurisdiction: (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (c) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (e) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Document Proposals” has the meaning set forth in Section 5.8.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation.

“Governmental Entity” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private).

“Governmental Program” means any health care reimbursement program funded, in whole or in part, by a Governmental Entity of the United States or any State, under which any Group Company has received or is receiving reimbursement for the provision of medical services, including any Federal Health Care Program and such other similar federal, state or local reimbursement or governmental programs for which a Group Company is eligible and in which such Group Company participates.

“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiaries.

“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroakyl substances, or radon.

“Health Care Law” means all Laws relating to healthcare regulatory matters applicable to the business of any Group Company, including: (a) the solicitation or acceptance of improper incentives involving persons operating in the health care industry, including Laws prohibiting or regulating fraud and abuse, patient inducements, patient referrals, or provider incentives generally or under the following statutes: the Federal anti-kickback law (42 U.S.C. § 1320a-7b) and the regulations promulgated thereunder, the Stark laws (42 U.S.C. § 1395nn) and the regulations promulgated thereunder, the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Laws regarding Exclusion and Civil Monetary Penalties (42 U.S.C. §§ 1320a-7, 1320a-7a and 1320a-7b), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the Federal Health Care Fraud law (18 U.S.C. § 1347), and any similar state fraud and abuse laws, (b) the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and their implementing regulations and any Laws governing the privacy, security, integrity, accuracy, transmission, storage, or other protection of information or Personal Data, (c) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152) and the regulations promulgated thereunder, (d)  the licensure, permitting, registration or regulation of healthcare providers, manufacturers, distributors, retailers, suppliers, professionals, facilities or payors, (e) Medicare, Medicaid, CHAMPVA, TRICARE, the State Children’s Health Insurance Program (Title XXI of the Social Security Act), and any other third party payor programs which are sponsored or maintained by a Governmental Entity (f) billing, coding or the submission or payment of claims or collection of accounts receivable or refund of overpayments; (g) the provision of free or discounted care or services; (h) the CARES Act; (i) medical devices, medical equipment and medical supplies; (j) independent diagnostic testing facilities, related billing and reimbursement, anti-markup Laws and related conditions of participation; (k) the so-called federal “sunshine” law or Open Payments (42 U.S.C. § 1320a-7h) and applicable state Laws regulating or requiring reporting of interactions between pharmaceutical and/or medical device manufacturers and members of the healthcare industry; and (l) any other Laws that govern the health care industry or relationships among providers, suppliers, distributors, manufacturers and patients.

“Healthcare Professional” means any Person who (a) is licensed or authorized to engage in the delivery of dental, medical or other professional healthcare services and (b) provides such services for or on behalf of the Group Companies.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, as of the time of determination, without duplication, with respect to a Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Inbound Licenses” has the meaning set forth in Section 3.7(a)(vi).

“Intellectual Property Rights” means all intellectual property rights of every kind and nature, however denominated throughout the world, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, renewals and extensions of any of the foregoing, and priority rights relating to any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, rights of publicity, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, semiconductor layouts, mask files, drawings, and manufacturing processes, whether patentable or not (collectively, “Trade Secrets”); (e) Internet domain names and social media accounts and handles (collectively, “Internet Assets”); (f) database rights, data, rights in or to Software or other technology; and (f) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world, the right to bring suit and recover damages for past infringement, dilution, misappropriation or violation, and any right arising under any Contract relating to any of the foregoing.

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Internet Assets” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.

“Investment Company Act” means the Investment Company Act of 1940.

“IP Licenses” has the meaning set forth in Section 3.7(a)(vi).

“IPO” has the meaning set forth in Section 9.18.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Latest Balance Sheet Date” the date of the Latest Balance Sheet.

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leased Real Property” has the meaning set forth in Section 3.18(b).

“Letter of Transmittal” means the letter of transmittal as proposed by the Exchange Agent and mutually agreed to by each of Longview and the Company (in either case, such agreement not to be unreasonably withheld, conditioned or delayed).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Longview” has the meaning set forth in the introductory paragraph to this Agreement.

“Longview Acquisition Proposal” means any proposal or offer from a Person or a “group” (as defined in the Exchange Act) relating to (a) any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, of (i) Longview or any of its controlled Affiliates or (ii) all or a material portion of assets or businesses of Longview or any of its controlled Affiliates, (b) a business combination between Longview or any of its controlled Affiliates and any other Person(s) (in the case of each of subsection (a) and (b), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (c) any equity or similar investment in Longview or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a Longview Acquisition Proposal.

“Longview Board” means the board of directors of Longview.

“Longview Board Recommendation” has the meaning set forth in Section 5.8.

“Longview Bylaws” has the meaning set forth in the recitals to this Agreement.

“Longview Certificate of Incorporation” has the meaning set forth in the recitals to this Agreement.

“Longview Class A Common Stock” means Longview’s Class A common stock, par value $0.0001 per share.

“Longview Class B Common Stock” means Longview’s Class B common stock, par value $0.0001 per share.

“Longview Common Stock” means, (i) prior to the filing of the Longview Certificate of Incorporation pursuant to Section 2.1(b), Longview Class A Common Stock and Longview Class B Common Stock, and (ii) at and after the filing of the Longview Certificate of Incorporation pursuant to Section 2.1(b), New Longview Common Stock.

“Longview D&O Persons” has the meaning set forth in Section 5.15(a).

“Longview Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by Longview on the date of this Agreement.

“Longview Employee Stock Purchase Plan” has the meaning set forth in Section 5.19.

“Longview Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, a Longview Party in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Longview Party, (b) amounts due to the underwriters of Longview’s initial public offering for their deferred underwriting commissions and (c) any other fees, expenses, commissions or other amounts that are expressly allocated to any Longview Party pursuant to this Agreement or any Ancillary Document, including fifty percent (50%) of the HSR Act filing fee. Notwithstanding the foregoing or anything to the contrary herein, Longview Expenses shall not include any Company Expenses.

“Longview Financial Statements” means all of the financial statements of Longview included in the Longview SEC Reports.

“Longview Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Brokers) and Section 4.6 (Capitalization of the Longview Parties).

“Longview Incentive Equity Plan” has the meaning set forth in Section 5.19.

“Longview Liabilities” means, as of any determination time, the aggregate amount of Liabilities of the Longview Parties that would be accrued on a balance sheet in accordance with GAAP, whether or not such Liabilities are due and payable as of such time. Notwithstanding the foregoing or anything to the contrary herein, Longview Liabilities shall not include any Longview Expenses.

“Longview Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, (a) has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Longview Parties, taken as a whole, or (b) has a material adverse effect on the ability of any Longview Party to consummate the Merger in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Longview Material Adverse Effect has occurred or would reasonably be expected to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws or GAAP or any official interpretation thereof, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Longview Party operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Longview Party with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto, (vii) the compliance with the terms of this Agreement or the taking of any action required by this Agreement or with the prior written consent of the company (provided that the exception in the clauses (vi) and (vii) shall not apply to the representations and warranties set forth in Section 4.3(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 7.2(a) to the extent it relates to such representations and warranties), (viii) any failure by any Longview Party to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vii) or (ix)), or (ix) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19 and any Law, directive, pronouncement or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or any industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to or arise out of epidemics or pandemics (including COVID-19) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or Longview’s compliance therewith)) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v), (viii) or (ix) may be taken into account in determining whether an Longview Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a material and disproportionate adverse effect on the Longview Parties, taken as a whole, relative to other “SPACs” operating in the industries in which the Longview Parties operate.

“Longview Non-Party Affiliates” means, collectively, each Longview Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any Longview Related Party (other than, for the avoidance of doubt, any Longview Party).

“Longview Parties” means, collectively, Longview and Merger Sub.

“Longview Record Holders” has the meaning set forth in Section 2.1(a).

“Longview Related Parties” has the meaning set forth in Section 4.12.

“Longview Related Party Transactions” has the meaning set forth in Section 4.12.

“Longview SEC Reports” has the meaning set forth in Section 4.7.

“Longview Stockholder Approval” means, collectively, the Required Longview Stockholder Approval and the Other Longview Stockholder Approval.

“Longview Stockholder Redemption” means the right of the holders of Longview Class A Common Stock to redeem all or a portion of their Longview Class A Common Stock (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of Longview.

“Longview Stockholders Meeting” has the meaning set forth in Section 5.8.

“Longview Warrants” means each warrant to purchase one share of Longview Class A Common Stock at an exercise price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement (including, for the avoidance of doubt, each such warrant held by the Sponsor or any Other Class B Stockholder).

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Customer” has meaning set forth in Section 3.24.

“Material Permits” has the meaning set forth in Section 3.6.

“Material Vendor” has meaning set forth in Section 3.24.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Multiemployer Plan” has the meaning set forth in Section (3)37 of ERISA or Section 1301(a)(3) of the Code.

“New Longview Common Stock” means, at and after the filing of the Longview Certificate of Incorporation pursuant to Section 2.1(b), Longview’s common stock, par value $0.0001 per share. For the avoidance of doubt, each share of Longview Class A Common Stock (including each share issued or issuable upon conversion of the Longview Class B Common Stock) shall be reclassified to New Longview Common Stock in connection with the filing of the Longview Certificate of Incorporation pursuant to Section 2.1(b).

“Newco” has the meaning set forth in Section 5.5(a)(i).

“Non-Party Affiliate” has the meaning set forth in Section 9.13.

“NYSE” means the New York Stock Exchange.

“NYSE Proposal” has the meaning set forth in Section 5.8.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to any of the Group Companies on a non-exclusive basis under standard terms and conditions for a one-time total payment of less than $100,000 or an ongoing payment of less than $25,000 per year in the aggregate.

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Other Class B Stockholders” means, collectively, Westley Moore, Shalinee Sharma and Brian Zied.

“Other Longview Stockholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of Longview Common Stock entitled to vote thereon, whether in person or by proxy at the Longview Stockholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of Longview and applicable Law.

“Other Transaction Proposal” means each Transaction Proposal, other than the Required Transaction Proposals.

“Outbound Licenses” has the meaning set forth in Section 3.7(a)(vi).

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCAOB Financial Statements” has the meaning set forth in Section 5.18(a).

“Permits” means any approvals, authorizations, clearances, accreditations, certifications, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (d) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (f) in the case of the Leased Real Property, matters that would be disclosed by an accurate survey or inspection of such Leased Real Property, which do not materially interfere with the current use or occupancy of any Leased Real Property, (g) Liens that secure obligations that are reflected as liabilities on the Financial Statements or Liens the existence of which is referred to in the notes to the Financial Statements, (h) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (i) grants by any Group Company of non-exclusive rights in Company Owned Intellectual Property to customers in connection with the sale or provision of any Group Company’s products or services in the ordinary course of business consistent with past practice, and (j) Liens incurred in connection with activities permitted under Section 5.1 hereof.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Data” means any data or information relating to an identified natural person, or from which an individual may be identified, that is regulated by the Privacy Obligations, including “Protected Health Information” as defined by HIPAA.

“Pre-Closing Longview Holders” means the holders of Longview Common Stock at any time prior to the Effective Time.

“Privacy Compliance Dates” has the meaning set forth in Section 3.20(a).

“Privacy Laws” means Laws relating to the Processing or protection of Personal Data that apply to the Group Companies.

“Privacy Obligations” means applicable Laws (including but not limited to the California Consumer Privacy Act (“CCPA”), the General Data Protection Regulation (“GDPR”), the Personal Information Protection and Electronic Documents Act (“PIPEDA”), and the Act on the Protection of Personal Information (“APPI”)), contractual obligations, self-regulatory standards (including but not limited to the Card Association Rules), or written policies or terms of use of the Group Companies that are related to privacy, information security, data protection or the Processing of Personal Data, in each case as and to the extent applicable to the operation of the business.

“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” (or “Processing” or “Processes”) means the receipt, access, acquisition, collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal, destruction, or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Prospectus” has the meaning set forth in Section 9.18.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement such that any Software using, linked with, incorporating, distributed with or derived from such Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.

“Public Stockholders” has the meaning set forth in Section 9.18.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.

“Registration Statement / Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus and proxy statement of Longview.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Repurchase Agreements” means the repurchase agreements entered into by the Company prior to the Effective Time pursuant to which the Company may, in its sole discretion, repurchase Company Stock or Company Options from one or more holders thereof, each of which agreements shall be in a form and substance satisfactory to Longview.

“Repurchase Payments” means the aggregate purchase price to be paid by the Company pursuant to the Repurchase Agreements outstanding at the Effective Time.

“Required Longview Stockholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of Longview Common Stock entitled to vote thereon, whether in person or by proxy at the Longview Stockholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of Longview and applicable Law.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the NYSE Proposal, the Equity Incentive Plan Proposal, and the Governing Document Proposals.

“Return of Capital Distribution Amount” means an amount, not less than zero, equal to (a) $91,000,000, less (b) the aggregate dollar amount to be paid by Longview in connection with the Longview Stockholder Redemptions to the extent such Longview Stockholder Redemptions are in excess of $25,000,000.

“Reverse Stock Split” means a reverse split of Longview Class A Common Stock to be effected immediately following the effectiveness of the Longview Stockholder Redemptions, but immediately prior to any purchase of shares pursuant to the Forward Purchase Agreement and the Closing (including any conversion of Longview Class B Common Stock in connection therewith). For avoidance of doubt, the Reverse Stock Split shall not have any impact on Longview Class B Common Stock (which shall be converted to Longview Class A Common Stock in accordance with Section 2.1(d)(vii)).

“Rollover Awards” has the meaning set forth in Section 2.4(a).

“Rollover Option” has the meaning set forth in Section 2.4(a).

“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the Longview Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Security Breach” means any of the following to the extent they created a real risk of significant harm to an individual, compromised the security, confidentiality, or integrity or loss of, computerized data that results in, or there is a reasonable basis to conclude has resulted in the unauthorized acquisition of Sensitive Data or access to Sensitive Data for an unauthorized purpose, or in excess of authorization: (i) unauthorized acquisition, access, loss, interruption of access, misuse (by any means), alteration, modification, theft, corruption, or other unauthorized Processing of Personal Data or Sensitive Data (including as a result of denial-of-service or ransomware attacks); (ii) inadvertent, unauthorized or unlawful Processing, sale, or rental of Personal Data or Sensitive Data; (iii) other act or omission that compromises the security, integrity, availability or confidentiality of Personal Data or Sensitive Data; or (iv) other unauthorized access to, use of, or interruption of any information systems, including any phishing, ransomware or other cyberattack.

“Sensitive Data” means (a) all Personal Data that is subject to a Privacy Obligation and (b) other confidential or proprietary business information or trade secret information.

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code or firmware, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, and (c) all specifications, designs, and documentation, including user manuals and other training documentation, related to any of the foregoing.

“Sponsor” has the meaning set forth in the recitals to this Agreement.

“Sponsor Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Supporting Company Persons” has the meaning set forth in the recitals to this Agreement.

“Surviving Company” has the meaning set forth in Section 2.1(d)(i).

“Surviving Company Common Stock” has the meaning set forth in Section 2.1(d)(vi).

“Tax” means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and including any secondary Liability for any of the aforementioned.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes filed or required to be filed with any Governmental Entity.

“Termination Date” has the meaning set forth in Section 8.1(d).

“Third-Party Payors” means all Governmental Programs and all other governmental insurance programs and private, non-governmental insurance and managed care programs.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.

“Transaction Litigation” has the meaning set forth in Section 5.2(d).

“Transaction Proposals” has the meaning set forth in Section 5.8.

“Transaction Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person as a result of or in connection with this Agreement or the transactions contemplated hereby (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction during the period beginning on the Latest Balance Sheet Date and ending on the Closing Date. Notwithstanding the foregoing or anything to the contrary herein, the Longview Common Stock to be issued in respect of or that will become subject to the Rollover Awards at the Effective Time on the terms and subject to the conditions of this Agreement shall not constitute Transaction Payments.

“Transaction Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Transaction Support Agreement Deadline” has the meaning set forth in Section 5.14(a).

“Transactions” means the transactions contemplated by this Agreement to occur at or prior to the Closing on the Closing Date.

“Trust Account” has the meaning set forth in Section 9.18.

“Trust Account Released Claims” has the meaning set forth in Section 9.18.

“Trust Agreement” has the meaning set forth in Section 4.8.

“Trustee” has the meaning set forth in Section 4.8.

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid Longview Expenses” means the Longview Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid Longview Liabilities” means the Longview Liabilities as of immediately prior to the Closing.

“Unvested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that is not a Vested Company Option.

“Vested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that is vested as of immediately prior to the Effective Time or will vest by its terms as in effect as of the date hereof solely as a result of the consummation of the Merger.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as well as analogous applicable foreign, state or local Laws.

“Warrant Agreement” means the Warrant Agreement, dated as of March 18, 2021, by and between Longview and the Trustee.

“Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

Article 2
MERGER

Section 2.1           Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:

(a)               Reverse Stock Split; Return of Capital Distribution Amount.  On the Closing Date, immediately following the effectiveness of the Longview Stockholder Redemptions, but prior to the Effective Time, Longview shall take the following actions: (i) cause the Reverse Stock Split to be effective and (ii) immediately thereafter, set a record date for a distribution to its stockholders as of such time (the “Longview Record Holders”) pursuant to which Longview will distribute to such Longview Record Holders the Return of Capital Distribution Amount on a pro rata basis. The amount of the Reverse Stock Split will be determined by Longview and shall cause the outstanding number of shares of Longview Class A Common Stock to be the same number of shares of Longview Class A Common Stock that would be outstanding at such time, had the original initial public offering of Longview (after the exercise of any over-allotment option) been for an amount of shares equal to (i) 69,000,000 minus (ii) (x) the Return of Capital Distribution Amount, divided by (y) $10.00. The Return of Capital Distribution Amount will be paid by Longview immediately following the Closing. For the avoidance of doubt, the Longview Record Holders entitled to participate in such distribution shall be the stockholders of Longview prior to the Closing, but after the closing of the Longview Stockholder Redemptions.

(b)               Governing Documents. On the Closing Date at the Effective Time, (i) the Governing Documents of Longview shall be amended and restated to be the Longview Certificate of Incorporation and the Longview Bylaws and (ii) Longview’s name shall be changed to “HeartFlow Group, Inc.”. For the avoidance of doubt, on the Closing Date prior to the Effective Time, each issued and outstanding unit of Longview that has not been previously separated into the underlying Longview Class A Common Stock and underlying Longview Warrants shall be cancelled and entitle the holder thereof to one share of Longview Class A Common Stock and one-fifth of one Longview Warrant.

(c)               Automatic Conversion. On the Closing Date, immediately prior to the Effective Time, each share of Company Preferred Stock issued and outstanding as of such time shall automatically convert into one (1) share of Company Common Stock. All of the shares of Company Preferred Stock converted into shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities.

(d)               The Merger.

(i)                 On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, on the Closing Date, Merger Sub shall merge with and into the Company (the “Merger”) at the Effective Time. Following the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving company of the Merger (the “Surviving Company”).

(ii)              At the Closing, the parties hereto shall cause a certificate of merger, in a form reasonably satisfactory to the Company and Longview (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware. The Merger shall become effective on the date and time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by Longview and the Company and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

(iii)            The Merger shall have the effects set forth in Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company, in each case, in accordance with the DGCL.

(iv)             At the Effective Time, the Governing Documents of the Company shall be the Governing Documents of the Surviving Company.

(v)               At the Effective Time, the directors and officers of the Company immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Governing Documents of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(vi)             At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into one share of common stock, par value $0.001, of the Surviving Company (each such share, a share of “Surviving Company Common Stock”).

(vii)          At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of Longview Class B Common Stock issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into one share of New Longview Common Stock.

(viii)        At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of Company Common Stock issued and outstanding as of immediately prior to the Effective Time (including for the avoidance of doubt shares of Company Common Stock issued upon the conversion of Company Preferred Stock pursuant to Section 2.1(c) or pursuant to the terms of the Company Warrant, but excluding any Excluded Shares) shall be automatically canceled and extinguished and converted into the right to receive 3.523 shares of New Longview Common Stock. From and after the Effective Time, each Company Stockholder’s certificates (the “Certificates”), evidencing ownership of such Company Stock and such Company Stock held in book-entry form issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such Company Stock except as otherwise expressly provided for herein or under applicable Law.

(e)               At the Effective Time, the Company will cause the Repurchase Payments to be made, and each of the transactions contemplated by the Repurchase Agreements to be completed such that any shares of Company Stock or Company Options that are the subject of such Repurchase Agreements shall no longer be outstanding and shall automatically be canceled, extinguished and retired, and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto or under any agreement or plan relating to such securities.

Section 2.2           Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 9.4 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Articles 6 and 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date and/or time as Longview and the Company may agree in writing.

Section 2.3           Allocation Schedule. No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Longview an allocation schedule (the “Allocation Schedule”) setting forth (a) the number and class of Company Stock held by each Company Stockholder, (b) the number of Company Stock subject to each Company Option held by each holder thereof, as well as whether each such Company Option will be a Vested Company Option or an Unvested Company Option as of immediately prior to the Effective Time and the exercise price thereof, (c) the number of New Longview Common Stock and Rollover Awards to be allocated to each holder at the Effective Time and (d) a certification, duly executed by an authorized officer of the Company, that (i) the information delivered pursuant to clauses (a), (b) and (c) is, and will be as of immediately prior to the Effective Time, true and correct in all respects and in accordance with the last sentence of this Section 2.3 and (ii) the Company has performed, or otherwise complied with, as applicable, its covenants and agreements set forth in Section 2.4(b). The Company will review any comments to the Allocation Schedule provided by Longview or any of its Representatives and consider in good faith any reasonable comments proposed by Longview or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, (A) the aggregate number of Longview Common Stock that each Company Stockholder will have a right to receive pursuant to Section 2.1(d)(viii) will be rounded down to the nearest whole share and (B) in no event shall the Allocation Schedule (or the calculations or determinations therein) breach, as applicable, any applicable Law, the Governing Documents of the Company, the Company Stockholders Agreements, the Company Equity Plan or any other Contract to which the Company is a party or bound (taking into account, for the avoidance of doubt, any actions taken by the Company pursuant to Section 2.1(b)).

Section 2.4           Treatment of Company Options.

(a)               At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to Section 2.1(b)), all Company Options outstanding immediately prior to the Effective Time (whether a Vested Company Option or an Unvested Company Option) (other than Excluded Options) shall cease to represent the right to purchase Company Common Stock and shall become an option to purchase a number of shares of New Longview Common Stock under the Longview Incentive Equity Plan equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by 3.523, rounded down to the nearest whole share (each, a “Rollover Option”) at an exercise price per share equal to the exercise price per share of such Company Option immediately prior to the Effective Time divided by 3.523, rounded up to the nearest whole cent. Each Rollover Option shall be granted under the Longview Incentive Equity Plan but shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Option immediately prior to the Effective Time, subject to the adjustments required by this Section 2.4(a) after giving effect to the Merger and except for (i) terms rendered inoperative by reason of the transactions contemplated by this Agreement or (ii) such other immaterial administrative or ministerial changes as the Longview Board (or the compensation committee of the Longview Board) may determine in good faith are appropriate to effectuate the administration of the Rollover Options. Such assumption and conversion shall occur in a manner intended to comply with the requirements of Section 409A and 424 of the Code, as applicable.

(b)               At the Effective Time, the Company Equity Plan shall terminate without any further obligations or Liabilities to the Company or any of its Affiliates (including, for the avoidance of doubt, Longview), except as otherwise provided for in Section 2.4(a), and each Company Option (whether a Vested Company Option or an Unvested Company Option) shall no longer be outstanding and shall automatically be canceled, extinguished and retired and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto or under the Company Equity Plan or any underlying grant, award, or similar agreement, except as otherwise expressly provided for in Section 2.4(a).

(c)               Prior to the Closing, the Company shall take, or cause to be taken, all necessary or appropriate actions under the Company Equity Plan, under the underlying grant, award or similar agreement or otherwise to give effect to the provisions of this Section 2.4. No less than five (5) business days prior to Closing, the Company shall provide to Longview copies of all such necessary or appropriate actions and a meaningful opportunity to provide comments, which comments will be adopted in good faith.

Section 2.5           Deliverables.

(a)               As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, Longview shall appoint Continental (or its applicable Affiliate) as an exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging Certificates, if any, representing the Company Common Stock and the Company Common Stock held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time (including for the avoidance of doubt shares of Company Common Stock issued upon the conversion of Company Preferred Stock pursuant to Section 2.1(c)), in either case, for the Longview Common Stock issuable in respect of such Company Common Stock pursuant to Section 2.1(d)(viii) and on the terms and subject to the other conditions set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary herein, in the event that Continental is unable or unwilling to serve as the Exchange Agent, then Longview and the Company shall, as promptly as reasonably practicable thereafter, but in no event later than the Closing Date, mutually agree upon an exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), Longview shall appoint and enter into an exchange agent agreement with such exchange agent, who shall for all purposes under this Agreement constitute the Exchange Agent and each of Longview and the Company shall mutually agree to any changes to the Letter of Transmittal in order to satisfy any requirements of such exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed).

(b)               At least three (3) Business Days prior to the Closing Date, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, to the Company Stockholders a Letter of Transmittal.

(c)               At the Closing, immediately upon the filing of the Longview Certificate of Incorporation pursuant to Section 2.1(a), Longview shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Stockholders and for exchange in accordance with this Section 2.5 through the Exchange Agent, evidence of Longview Common Stock in book-entry form representing the Longview Common Stock issuable pursuant to Section 2.1(d)(viii) in exchange for the Company Common Stock outstanding immediately prior to the Effective Time (including for the avoidance of doubt shares of Company Common Stock issued upon the conversion of Company Preferred Stock pursuant to Section 2.1(c)). All shares in book-entry form representing the Longview Common Stock issuable pursuant to Section 2.1(d)(viii) deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”.

(d)               Each Company Stockholder whose Company Common Stock have been converted into the right to receive Longview Common Stock pursuant to Section 2.1(d)(viii) shall be entitled to receive the Longview Common Stock to which he, she or it is entitled on the date provided in Section 2.5(e) upon (i) surrender of a Certificate (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent or (ii) in the case of Company Common Stock held in book-entry form, a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent.

(e)               If a properly completed and duly executed Letter of Transmittal, together with any Certificates (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), if any, is delivered to the Exchange Agent in accordance with Section 2.5(d) (i) at least one Business Day prior to the Closing Date, then Longview and the Company shall take all necessary actions to cause the applicable Longview Common Stock to be issued to the applicable Company Stockholder in book-entry form on the Closing Date, or (ii) less than one Business Day prior to the Closing Date, then Longview and the Company (or the Surviving Company) shall take all necessary actions to cause the applicable Longview Common Stock to be issued to the Company Stockholder in book-entry form within two (2) Business Days after such delivery.

(f)                If any Longview Common Stock is to be issued to a Person other than the Company Stockholder in whose name the surrendered Certificate or the transferred Company Stock in book-entry form is registered, it shall be a condition to the issuance of the applicable Longview Common Stock that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Stock in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Common Stock in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

(g)               No interest will be paid or accrued on the Longview Common Stock. From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.5, each share of Company Common Stock shall solely represent the right to receive the Longview Common Stock to which such share of Company Common Stock is entitled to receive pursuant to Section 2.1(d)(viii).

(h)               At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Stock that were outstanding immediately prior to the Effective Time.

(i)                 Any portion of the Exchange Fund that remains unclaimed by the Company Stockholders twelve (12) months following the Closing Date shall be delivered to Longview or as otherwise instructed by Longview, and any Company Stockholder who has not exchanged his, her or its Company Common Stock for the applicable Longview Common Stock in accordance with this Section 2.5 prior to that time shall thereafter look only to Longview for the issuance of the applicable Longview Common Stock, without any interest thereon. None of Longview, the Surviving Company or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any Longview Common Stock remaining unclaimed by the Company Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Longview free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.6           Withholding. Longview, the Group Companies, the Exchange Agent and any other applicable withholding agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Other than in respect of any compensatory payment subject to payroll withholding, the Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Section 2.7           Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and owned by a holder who is entitled to demand and has properly demanded appraisal of such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”) shall not be converted into the right to receive Longview Common Stock, and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. At the Effective Time, (a) all Dissenting Shares shall be cancelled, extinguished and cease to exist and (b) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses such holder’s right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into the right to receive Longview Common Stock upon the terms and conditions set forth in this Agreement applicable to holders that have not properly demanded appraisal rights. The Company shall give Longview prompt notice (and in any event within two Business Days) of any demands received by the Company for appraisal of shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Longview shall have the right to participate in and, following the Effective Time, direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Longview, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

Article 3
REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES

Subject to Section 9.8, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to the Longview Parties as follows:

Section 3.1           Organization and Qualification.

(a)               Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable). Section 3.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of formation or organization (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.

(b)               True and complete copies of the Governing Documents of the Company and the Company Stockholders Agreements have been made available to Longview, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company and the Company Stockholders Agreements are in full force and effect, and the Company is not in breach or violation of any provision set forth in its Governing Documents or in material breach of any of the Company Stockholders Agreements.

(c)               Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

Section 3.2           Capitalization of the Group Companies.

(a)               Section 3.2(a) of the Company Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record and beneficial owners thereof and (iii) with respect to each Company Option, (A) the date of grant, (B) any applicable exercise (or similar) price, (C) the expiration date, and (D) any applicable vesting schedule (including acceleration provisions). All of the Equity Securities of the Company have been duly authorized and validly issued. All of the outstanding Company Stock are fully paid and non-assessable. The Equity Securities of the Company (1) were not issued in violation of the Governing Documents of the Company or the Company Stockholders Agreements or any other Contract to which the Company is party or bound, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person and (3) have been offered, sold and issued in compliance with applicable Law, including Securities Laws. Except for the Company Options set forth on Section 3.2(a) of the Company Disclosure Schedules or the Allowed Awards either permitted by Section 5.1(b) or issued, granted or entered into in accordance with Section 5.1(b), the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. Each Company Option has been granted in compliance with or is exempt from Section 409A of the Code, and each Company Option that is an “incentive stock option” within the meaning of Section 422 of the Code complies with Sections 422 of the Code; and in connection therewith, the exercise price of each Company Option is no less than the fair market value of the Common Stock at such Company Option’s date of grant.

(b)               The Equity Securities of the Company are free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company Stockholders Agreements). Except for the Company Stockholders Agreements, there are no voting trusts, proxies or other Contracts to which the Company is a party with respect to the voting or transfer of the Company’s Equity Securities.

(c)               Section 3.2(c) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the record and beneficial owners thereof. There are no outstanding (A) equity appreciation, phantom equity, or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company.

(d)               None of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

(e)               Section 3.2(e) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Group Companies as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

(f)                Section 3.2(f) of the Company Disclosure Schedules sets forth a list of all Transaction Payments of the Group Companies.

Section 3.3           Authority. The Company has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Stockholder Written Consent, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 3.4           Financial Statements; Undisclosed Liabilities.

(a)               The Company has made available to Longview a true and complete copy of (i) the audited consolidated balance sheets of the Group Companies as of December 31, 2018 and December 31, 2019 and the related audited consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows of the Group Companies for each of the periods then ended, (ii) the unaudited consolidated balance sheets of the Group Companies as of December 31, 2020 and the related unaudited consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows of the Group Companies for the twelve-month period then ended, and (iii) the unaudited consolidated balance sheets of the Group Companies as of March 31, 2021 (the “Latest Balance Sheet”), and the related unaudited consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows of the Group Companies for the three-month period then ended (clauses (i), (ii) and (iii), collectively, the “Financial Statements”), each of which are attached as Section 3.4(a) of the Company Disclosure Schedules. Each of the Financial Statements (including the notes thereto) (A) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (B) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein.

(b)               The audited consolidated balance sheets of the Group Companies as of December 31, 2020 and the related audited consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows of the Group Companies for the period then ended (the “Closing Company Audited Financial Statements”), when delivered following the date of this Agreement in accordance with Section 5.18, (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein, (iii) will be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the Company’s auditors, and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(c)               Except (i) as set forth on the face of the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the Latest Balance Sheet Date (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (iv) set forth in Section 3.4(c) the Company Disclosure Schedules, (v) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, or (vi) for Liabilities that would not have a Company Material Adverse Effect, no Group Company has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

(d)               The Group Companies have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Group Companies’ assets. The Group Companies maintain and, for all periods covered by the Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects.

(e)               Except as set forth in Section 3.4(e) of the Company Disclosure Schedule and to the Company’s knowledge, in the last three (3) years, no Group Company has received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Group Companies, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

Section 3.5           Consents and Requisite Governmental Approvals; No Violations.

(a)               Assuming the truth and completeness of the representations and warranties of Longview contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Sections 13(a), 15(d) or 16 of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) filing of the Certificate of Merger or (iv) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b)               Neither the execution, delivery or performance by the Company of this Agreement nor the Ancillary Documents to which the Company is or will be a party nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Material Contract or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not have a Company Material Adverse Effect.

Section 3.6           Permits. Each of the Group Companies has all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted. Except as would not have a Company Material Adverse Effect, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Group Companies.

Section 3.7           Material Contracts.

(a)               Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which, as of the date of this Agreement, a Group Company is a party or any properties and assets of the Company are bound (each Contract required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 3.7(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i)                 any Contract with any Material Customer or Material Vendor;

(ii)              any Contract relating to Indebtedness of any Group Company or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of any Group Company, in each case, in an amount in excess of $1,000,000;

(iii)            any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $1,000,000;

(iv)             any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $1,000,000;

(v)               any joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization or research or development Contract, in each case, which requires, or would reasonably be expected to require (based on any occurrence, development, activity or event contemplated by such Contract), aggregate payments to or from any Group Company in excess of $1,000,000 over the life of the Contract;

(vi)             any Contract (A) with respect to Company Licensed Intellectual Property (other than licenses to Off-the-Shelf Software and licenses to Public Software) (collectively, the “Inbound Licenses”) and (B) under which any Group Company grants to any third party a license or any other right to any Company Owned Intellectual Property, other than non-exclusive licenses granted to customers in connection with the sale or provision of a Group Company’s products or services in the ordinary course of business (collectively, the “Outbound Licenses”, and together with the Inbound Licenses, the “IP Licenses”);

(vii)          any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions, (C) contains any other provisions restricting or purporting to restrict in any material respect the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer or (D) limits or purports to limit any Group Company’s ability to use or enforce any Company Owned Intellectual Property, including, in each case, any non-competition, settlement, coexistence, or standstill agreements;

(viii)        any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of $1,000,000 annually;

(ix)             any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company, in each case in excess of $1,000,000;

(x)               any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;

(xi)             any Contract required to be disclosed on Section 3.19 of the Company Disclosure Schedules;

(xii)          any Contract with any Person (A) pursuant to which any Group Company may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or any Intellectual Property;

(xiii)        any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xiv)         any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments in excess of $1,000,000 after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company;

(xv)           any other Contract the performance of which requires annual payments to or from any Company Group in excess of $1,000,000 and that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice;

(xvi)         any Contract with a Third Party Payor; and

(xvii)      any Contract with a Governmental Entity.

(a)               Except for any Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date or except as would not reasonably be expected to be material to the Group Companies, (i) each Material Contract is valid and binding on the applicable Group Company and, to the knowledge of the Company, the counterparty thereto, and is in full force and effect, (ii) the applicable Group Company and, to the knowledge of the Company, the counterparties thereto, have not materially breached or defaulted under any Material Contract, and (iii) there does not exist under any Material Contract any event which, with the giving of notice or the lapse of time, would constitute such a material breach or default by any Group Company or, to the knowledge of the Company, any other party. No Group Company has received any written notice that any Person intends to terminate, cancel, or not renew any Material Contract. Except as would not reasonably be expected to be material to the Group Companies, the consummation of the transactions contemplated hereby will not cause or result in the early expiration or termination of any Material Contract, or the acceleration of any payment, the addition of any fees or charges, the vesting or phasing out of any rights or interests, or any other obligation that would not have arisen but for the consummation of the transactions contemplated hereby.

Section 3.8           Absence of Changes. During the period beginning on the Latest Balance Sheet Date and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Company has conducted its business in the ordinary course in all material respects and (ii) no Group Company has taken any action that would require the consent of Longview if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b)(i), Section 5.1(b)(vii), Section 5.1(b)(viii), Section 5.1(b)(ix) or Section 5.1(b)(x).

Section 3.9           Litigation. As of the date of this Agreement, there is (and since December 31, 2019 there has been) no Proceeding pending or, to the Company’s knowledge, threatened against any Group Company that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by a Group Company pending against any other Person.

Section 3.10       Compliance with Applicable Law. Each Group Company (a) conducts (and since December 31, 2019 has conducted) its business in accordance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order and (b) has not received any written communications from a Governmental Entity that alleges that such Group Company is not in compliance with any such Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.11       Employee Plans.

(a)               Section 3.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans (including, for each such Employee Benefit Plan, its jurisdiction). With respect to each material Employee Benefit Plan, the Group Companies have provided Longview with true and complete copies of the documents pursuant to which the plan is maintained, funded and administered (or if such Employee Benefit Plan is unwritten, a description of its material terms) together with the most recent opinion or determination letter received from the IRS or U.S. Department of Labor relating to such Employee Benefit Plan received and any non-routine or material correspondence received with respect to any such Employee Benefit Plan with any Governmental Entity in the last three (3) years.

(b)               Each Employee Benefit Plan has been established, funded, operated and administered in all material respects in accordance with its terms and in material compliance with all applicable Laws, including ERISA and the Code. No Employee Benefit Plan is subject to Title IV of ERISA. No Group Company has or may have any Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Sections 412 or 430 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Group Company has any Liabilities to provide any retiree or post-termination health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or similar applicable Law and for which the recipient pays the full cost of coverage. No Group Company has any Liabilities by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(c)               Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service upon which it may rely, and, to the Company’s knowledge, nothing has occurred since the date of such letter that would reasonably be expected to result in the revocation of such qualified or exempt status of any such Employee Benefit Plan or related trust or result in material Liability to any of the Group Companies. None of the Group Companies has incurred (whether or not assessed) any material penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.

(d)               As of the date of this Agreement, there are no pending or, to the Company’s knowledge, threatened in writing, claims or Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits in the ordinary course of business). No Employee Benefit Plan is, or has been, the subject of an inquiry, examination, or audit by a Governmental Entity or has engaged in self-correction or a similar program in the last three (3) years. There have been no non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. With respect to each Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(e)               The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (alone or in combination with any other event) (i) result in any material payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) materially increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies or (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding (or increase in funding) of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies.

(f)                No amount that could be received (whether in cash or property or the vesting of property) by any Person who could be a “disqualified individual” (as defined in Section 280G of the Code) of any of the Group Companies under any Employee Benefit Plan or otherwise as a result of the consummation of the transactions contemplated by this Agreement could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.

(g)               The Group Companies have no material obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 or 409A of the Code.

(h)               Each Foreign Benefit Plan that is required to be registered or intended to be tax exempt has been registered (and, where applicable, accepted for registration) and is tax exempt and has been maintained in good standing, to the extent applicable, with each Governmental Entity. No Foreign Benefit Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA) or has any material unfunded or underfunded Liabilities. All material contributions required to have been made by or on behalf of the Group Companies with respect to plans or arrangements maintained or sponsored by a Governmental Entity have been timely made or fully accrued.

Section 3.12       Environmental Matters.

(a)               Except as would not have a Company Material Adverse Effect:

(i)                 None of the Group Companies have received any written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any respect of, or a failure to comply in any respect with, any Environmental Laws.

(ii)              There is (and since the incorporation of the Company there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company pursuant to Environmental Laws.

(iii)            There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances.

(b)               The Group Companies have made available to Longview copies of all material environmental, health and safety reports and documents that are in any Group Company’s possession or control relating to the current or former operations, properties or facilities of the Group Companies.

Section 3.13       Intellectual Property.

(a)               Section 3.13(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all registrations of and applications to register any Patents, Copyrights, Marks, Internet Assets and any other forms of registered Intellectual Property Rights owned by or filed under the name of any Group Company (“Company Registered Intellectual Property”) and (ii) material unregistered Marks owned by any Group Company. Section 3.13(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.

(b)               The Group Companies have complied with all applicable Law and the requirements of all applicable Governmental Entities for the purposes of filing, registering, prosecuting and maintaining in full force and effect all Company Registered Intellectual Property, and all necessary fees and filings with respect to any Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such Company Registered Intellectual Property in full force and effect. Without limiting the foregoing, with respect to each item of Company Registered IP, the Group Companies have complied with the duty of disclosure, candor, and good faith with respect to the U.S. Patent and Trademark Office and any equivalent foreign requirements by foreign Governmental Entities. No issuance or registration obtained and no application filed by the Group Companies for any Intellectual Property has been cancelled, abandoned, allowed to lapse or not renewed, except where such Group Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. There are no Proceedings pending, including litigations, interference, re-examination, inter parties review, reissue, invalidity, opposition, nullity, withdrawal termination, or cancellation proceedings that relate to any of the Company Registered Intellectual Property and, to the Company’s knowledge, no such Proceedings are threatened by any Governmental Entity or any other Person.

(c)               A Group Company exclusively owns all right, title and interest in and to all Company Owned Intellectual Property free and clear of all Liens or obligations to others (other than Permitted Liens). For all Patents owned by the Group Companies, each inventor on the Patent has assigned their rights to a Group Company. No Group Company has (i) transferred ownership of, or granted any exclusive license with respect to, any Company Owned Intellectual Property to any other Person or (ii) granted any customer the right to use any Company Product or service on anything other than a non-exclusive basis. Each Group Company uses, and has used, all Company Licensed Intellectual Property pursuant to valid and enforceable written Contracts, including valid rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by such Group Company.

(d)               The Company Owned Intellectual Property and the Company Licensed Intellectual Property constitutes all of the Intellectual Property Rights used or held for use by the Group Companies in the operation of their respective businesses, and all Intellectual Property necessary and sufficient to enable the Group Companies to conduct their respective businesses as currently conducted in all material respects. The Company Owned Intellectual Property and, to the knowledge of the Company, the Company Licensed Intellectual Property are valid, subsisting and fully enforceable and all of the Group Companies’ rights in and to the Company Registered Intellectual Property, the Company Owned Intellectual Property and the Company Licensed Intellectual Property, are valid and enforceable.

(e)               Each Group Company’s past and current founders, employees, consultants, advisors, and independent contractors who solely or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Intellectual Property on behalf of any Group Company (each such person, a “Creator”) have agreed to maintain and protect the trade secrets and confidential information of all Group Companies, and each such Creator has executed an enforceable written Contract assigning to such Group Company all Intellectual Property Rights authored, invented, created, improved, modified or developed by such person in the course of such Creator’s employment or other engagement with such Group Company. No such founder, employee, consultant, advisor, or independent contractor (i) is in violation of any term of any such Contract (ii) owns any Intellectual Property Rights used or held for use by the Group Companies or (iii) has made any claims with respect to, or has any right, license, claim or interest whatsoever in, such Intellectual Property Rights. Each such Creator has been fully compensated with respect to any required statutory payments.

(f)                Each Group Company has taken all reasonable or necessary steps to safeguard and maintain the secrecy of any Trade Secrets in the Company Owned Intellectual Property or otherwise disclosed to a Group Company by a third party or possessed by a Group Company. Without limiting the foregoing, each Group Company has, and enforces, a written policy requiring any Person having access to such Trade Secrets to execute written proprietary information and confidentiality agreements that require such Person to maintain the confidentiality of such Trade Secrets, and to the knowledge of the Company, no Group Company has disclosed any Trade Secrets to any Person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any Trade Secrets, know-how or confidential information of or in the possession each Group Company, or of any written obligations with respect to such.

(g)               None of the Company Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company Owned Intellectual Property. The consummation of the transactions contemplated hereby will not cause or result in the early expiration or termination of any Contract under which any Group Company acquires any license or other rights with respect to Company Licensed Intellectual Property, or the acceleration of any payment, the addition of any fees or charges, the vesting or phasing out of any rights or interests, or any other obligation that would not have arisen but for the consummation of the transactions contemplated hereby.

(h)               Neither the conduct of the business of the Group Companies, the Company Owned Intellectual Property, nor any of the Company Products offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Group Companies nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product has infringed, constituted or resulted from an unauthorized use or misappropriation of or, to the knowledge of the Company, other violation of any Intellectual Property Rights of any other Person.

(i)                 There is no Proceeding pending, nor has any Group Company received, since December 31, 2018, any written communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, scope, enforceability, use or exclusive ownership of any Company Owned Intellectual Property or (iii) inviting any Group Company to take a license under any Intellectual Property Right or consider the applicability of any Intellectual Property Right to any products or services of the Group Companies or to the conduct of the business of the Group Companies.

(j)                 To the Company’s knowledge, except as set forth in Section 3.13(j) of the Company Disclosure Schedules, no Person is infringing, misappropriating, misusing, diluting or violating any Company Owned Intellectual Property in any material respect. Since December 31, 2018, no Group Company has made any claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property in any material respect.

(k)               Each Group Company has obtained, possesses and is in compliance with valid licenses to use all of the Software material to the Company Product present on the computers and other Software-enabled electronic devices that it owns or leases or that is otherwise used by such Group Company and/or its employees in connection with the Group Company business. No Group Company has disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the source code that is Company Owned Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the delivery, license or disclosure of any source code that is owned by a Group Company or otherwise constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to confidentiality obligations with respect thereto.

(l)                 Each Group Company has complied in all material respects with the terms of the license agreements applicable to any such Public Software in the Company Owned Intellectual Property, including, without limitation, providing all copyright notices and attributions required by such license agreements. Except as set forth in Section 3.13(l) of the Company Disclosure Schedules, no Group Company has accessed, used, modified, linked to, created derivative works from or incorporated into any proprietary Software that constitutes a product or service offered by a Group Company or is otherwise considered Company Owned Intellectual Property and that is distributed outside of the Group Companies, or is otherwise used in a manner that may trigger or subject such Group Company to any obligations set forth in the license for such Public Software, any Public Software, in whole or in part, in each case in a manner that (i) requires any Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (ii) grants, or requires any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Owned Intellectual Property or (iv) otherwise imposes any limitation, restriction or condition on the right or ability of any Group Company to use, hold for use, license, host, distribute or otherwise dispose of any Company Owned Intellectual Property, other than compliance with notice and attribution requirements. No Group Company is now, or has ever been, a member or promoter of, or a contributor to, any industry standards body, standard setting organization or any similar organization that requires or obligates the Group Company, to grant or offer to any other Person any license or right to any Company Owned Intellectual Property.

(m)       The Group Companies have taken all steps consistent with industry practice to protect in all respects the Company IT Systems. The Company IT Systems are adequate and satisfactory in all material respects for the conduct of the business of the Group Companies as currently conducted and as contemplated to be conducted as of the date hereof. Since December 2018, the Company IT Systems have not suffered any material failures or defects and have functioned consistently and accurately in all material respects since being installed. There have been no material unauthorized intrusions or breaches of the security of any of the Company IT Systems. The Group Companies maintain disaster recovery and business continuity plans, procedures and facilities that are reasonable and customary for a business of substantially similar size.

Section 3.14       Labor Matters.

(a)               Since the incorporation of the Company, (i) none of the Group Companies (A) has or has had any material Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalty or other sums for failure to comply with any of the foregoing, and (B) has or has had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company, and complied with all Laws applicable to employment and terms and conditions of employment, including employee classification, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies.

(b)               Since the incorporation of the Company, there has been no “mass layoff” or “plant closing” as defined by WARN related to any Group Company, and the Group Companies have not incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the transactions contemplated by this Agreement.

(c)               No Group Company is a party to or bound by any collective bargaining agreements or other agreements with any labor organization, labor union, works council or other employee representative or any other Contract with a labor union, labor organization, works council, employee delegate, representative or other employee collective group nor to the knowledge of the Company is there any duty on the part of any Group Company to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group. Since December 31, 2018, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, since December 31, 2018, there have been no labor organizing activities with respect to any employees of any Group Company.

(d)               No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of the Group Companies has occurred within the past twelve (12) months or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19. The Group Companies have not otherwise experienced any material employment-related liability with respect to or arising out of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19.

Section 3.15       Insurance. Section 3.15 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement (other than any insurance policies or programs underlying any Employee Benefit Plan). All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to Longview. As of the date of this Agreement, no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as would not have a Company Material Adverse Effect.

Section 3.16       Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies:

(a)               Each Group Company has prepared and filed all Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all respects and prepared in compliance in all respects with all applicable Laws and Orders, and each Group Company has paid all Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b)               Each Group Company has timely withheld and paid to the appropriate Tax Authority all amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c)               No Group Company is currently the subject of a Proceeding with respect to Taxes. No Group Company has been informed in writing of the commencement or anticipated commencement of any Proceeding that has not been resolved or completed in each case with respect to Taxes.

(d)               No Group Company has consented to extend or waive the time in which any Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to Taxes.

(e)               No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.

(f)                No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g)               There are no Liens for Taxes on any assets of the Group Companies other than Permitted Liens.

(h)               During the two (2)-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(i)                 No Group Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates) or (ii) has any Liability for the Taxes of any Person (other than a Group Company or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract the principal purpose of which does not relate to Taxes).

(j)                 No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation or to a Tax Return filing requirement by that jurisdiction, which claims have not been resolved or withdrawn.

(k)               No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(l)                 Each Group Company is tax resident only in its jurisdiction of formation.

(m)             No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n)               No Group Company has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Document that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the knowledge of the Company, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date of any Longview Party or any of their respective Affiliates not contemplated by this Agreement and/or any of the Ancillary Documents, that could reasonably be expected to prevent the Merger (or, if applicable, the Alternative Transaction Structure) from qualifying for the Intended Tax Treatment.

Section 3.17       Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 3.17 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 9.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation.

Section 3.18       Real and Personal Property.

(a)               Owned Real Property. No Group Company owns any real property.

(b)               Leased Real Property. Section 3.18(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to Longview. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Real Property Leases.

(c)               Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Group Companies reflected in the Financial Statements or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business.

Section 3.19       Transactions with Affiliates. Section 3.19 of the Company Disclosure Schedules sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from, and indemnification relating to such employment) any of the Group Companies entered into in the ordinary course of business, (ii) Contracts with respect to a Company Stockholder’s or a holder of Company Options’ status as a holder of Equity Securities of the Company and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). No Company Related Party (A) owns any interest in any material asset used in any Group Company’s business, or (B) owes any material amount to, or is owed any material amount by, any Group Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.19 are referred to herein as “Company Related Party Transactions”.

Section 3.20       Data Privacy and Security.

(a)               Each Group Company is, and has been since June 1, 2018, in compliance in all material respects with HIPAA and within a reasonable time thereafter through the present was materially complaint with all applicable Privacy Laws (“Privacy Compliance Dates”).

(b)               The Group Companies have complied with and are in compliance with all applicable Privacy Obligations from and after the Privacy Compliance Dates. The Group Companies have adopted and published privacy notices and policies that accurately describe their privacy practices, and they have complied and are in compliance with those notices and policies. The Group Companies have contractually obligated all third parties Processing Personal Data on their behalf to comply with applicable Privacy Obligations. The execution, delivery, performance and consummation of the transaction contemplated hereunder (including the Processing of Personal Data in connection therewith) comply with the Group Companies’ Privacy Obligations.

(c)               The Group Companies have implemented and maintain a written information security program comprising reasonable administrative, physical, and technical safeguards that are (i) appropriate to the size and scope of each Group Company and the Sensitive Data they Process in the conduct of their business, (ii) designed to safeguard the security, confidentiality, integrity and availability of the Group Companies’ internal computer systems (the "Company Systems"), transactions and Sensitive Data, (iii) designed to protect against unauthorized access to or use of or loss of access to the Company Systems or Group Companies’ Sensitive Data, and (iv) reasonably consistent with (w) practices in the industry in which the Group Companies operate, (x) the Group Companies’ Privacy Obligations, (y) any currently effective written contractual commitment made by any Group Company, and (z) any written policy adopted or posted by the Group Companies related to privacy or information security.

(d)               Each Group Company maintains, and has maintained since the Privacy Compliance Dates, administrative, technical, and physical safeguards that are commercially reasonable and, in any event, in compliance with all applicable Privacy Laws.

(e)               Each Group Company has completed a security “risk analysis” (as required by 45 C.F.R. § 164.308(a)(1)(ii)(A)) in compliance with HIPAA at least once every 12 months since the requirement to perform such a security risk analysis first became applicable to it.

(f)                The Company has not received notice of any claims, investigations, or pending Proceedings, nor has there been any material Proceedings against any Group Company, initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; or (iii) any other Governmental Entity, in each case, alleging violations of Laws or other Privacy Obligations with respect to Personal Data possessed by any Group Company.

(g)               There have not been any incidents of, or third party claims, since June 1, 2018, alleging, (i) Security Breaches, (ii) unauthorized access to or use of or loss of access to as a result of any actions by an unauthorized party any of the Company Systems or other technology necessary for the operations of the business, or (iii) any unauthorized access or acquisition of any Sensitive Data maintained by the Group Companies or by any third party service provider on behalf of any Group Company. No Group Company has notified in writing, or been required by applicable Law, Governmental Entity or other Privacy Obligation to notify in writing, any Person or Governmental Entity of any Security Breach. No Group Company has had a “breach” as defined by HIPAA of unsecured protected health information (as defined under HIPAA) and to the extent that any Group Company has had a “breach” as defined by HIPAA of unsecured protected health information (as defined under HIPAA) such Group Company has reported each such breach as required by applicable contracts and Law to all applicable Persons and Governmental Entities.

(h)               Each Group Company has current and valid Business Associate Agreements with each business associate of the applicable entity that is a Business Associate (as such terms are defined by HIPAA). Since June 1, 2018, no Group Company has received written notice of a “breach” under the Privacy Laws or a material breach of contractual obligations by any Business Associate. Since June 1, 2018, no Business Associate has breached in any material respect any Business Associate Agreement or other data privacy or security contractual obligations between a Business Associate and a Group Company.

Section 3.21       Compliance with International Trade & Anti-Corruption Laws.

(a)               Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, since the incorporation of the Company, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) - (iii) or any country or territory which is or has, since the incorporation of the Company, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).

(b)               Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

Section 3.22       Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing Longview Holders or at the time of the Longview Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.23       Regulatory Compliance.

(a)               Each of the Group Companies is in material compliance with, and has not, since June 1, 2018, violated any Health Care Laws which regulate their operations, activities, or services and/or any Orders pursuant to any Health Care Laws applicable to the Group Companies. Since June 1, 2018, none of the Group Companies have received any written notice investigating, inquiring into or otherwise relating to any actual or potential violation of any Health Care Laws.

(b)               Each Group Company has implemented a health care compliance program and adopted all legally required health care compliance policies, procedures and trainings required to fulfill its regulatory obligations under applicable Health Care Laws, and to govern its interactions with health care professionals, institutions, organizations and other providers.

(c)               All products developed, tested, investigated, manufactured, labeled, distributed, sold, promoted, imported, or exported by or on behalf of the Group Companies have been and are being developed, tested, investigated, manufactured, labeled, distributed, sold, promoted, imported, or exported in material compliance with all applicable FDA Laws.

(d)               Except as set forth on Section 3.23(d) of the Company Disclosure Schedules, all products marketed by the Group Companies are, and have been, appropriately supported by applicable Permits and any necessary amendments or supplements thereto, including 510(k) clearances or premarket approvals and appropriate device listings, and all products have been labeled and promoted in accordance with such Permits. The Group Companies have maintained or filed with FDA or other Governmental Entities all material reports, documents, notices, applications, or records that are necessary to comply with FDA Laws. To the Company’s knowledge, no Governmental Entity is considering limiting, suspending, or revoking any Permits for, or changing the marketing classification or labeling of, any of the Group Companies’ products.

(e)               There are no Proceedings pending or threatened in writing by or on behalf of the FDA or any other Governmental Entity that has jurisdiction over the operations of any Group Company. The Group Companies have not received any communication from any Governmental Entity alleging noncompliance with any FDA Law, including any warning or untitled letter, Form FDA-483 inspectional observations, notice of import or export detention or refusal, or similar letter or notice. The Group Companies are not the subject of any unresolved administrative, regulatory, or enforcement action by any Governmental Entity concerning noncompliance with any FDA Law or any obligation arising under any notice, response, or commitment made to or with the FDA or any comparable Governmental Entity.

(f)                Except as set forth on Section 3.23(f) of the Company Disclosure Schedules, no product distributed or sold by or on behalf of the Group Companies has been seized, detained, withdrawn, voluntarily or involuntarily recalled, or subject to a suspension of manufacturing, and, to the Company’s knowledge, there are no facts or circumstances reasonably likely to cause (i) a withdrawal, a recall, field correction, field notification, safety alert, seizure, denial, detention, termination, or suspension of the manufacturing, promotion or distribution (for commercial, investigational, or any other use) of any such product or (ii) a change in the labeling of any such product.

(g)               Any studies, tests and preclinical and clinical trials conducted by or on behalf of the Group Companies were and, if ongoing, are being conducted in material compliance with experimental protocols, procedures and controls pursuant to applicable Laws, including FDA Laws.

(h)               The Group Companies have not received any written notice or correspondence from the FDA, another Governmental Entity, or any institutional review board or other ethics committee exercising comparable authority threatening to initiate or require the termination, suspension, or material modification of any studies, tests, or preclinical or clinical trials conducted by or on behalf of the Group Companies.

(i)                 To the knowledge of the Company, all filings, notifications, reports, applications, and other submissions to the FDA and any similar Governmental Entity made by or on behalf of the Group Companies were true and accurate in all material respects and without material omission as of the date made, and, to the extent required to be updated, have been updated to be true and accurate in all materials respects and without material omission as of the date of such update. To the Company’s knowledge, no basis for liability exists with respect to any such filing, notification, report, application, or submission.

(j)                 Neither the Group Companies, any of their officers or employees, nor to the Company’s knowledge, any of its agents or distributors have (i) made any materially false statement on, or material omission from, any notifications, applications, approvals, reports and other submission to any Governmental Entity or in any material legal proceeding; or (ii) committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991), or for any other Governmental Entity to invoke any similar policy.

(k)               None of the Group Companies is currently, nor since June 1, 2018 has been, subject to any federal, state, territorial, provincial, local governmental or private payor civil or criminal investigations, inquiries or non-routine or material audits involving and/or related to its compliance with the Health Care Laws.

(l)                 All arrangements involving the offer, payment or provision of any remuneration by any of the Group Companies, or any officer, employee or agent of the Group Companies, to any health care professional, institution, organization or other provider, or any representative thereof, are memorialized in writing, are at fair market value for bona fide items or services, and are in compliance with the federal Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)).

(m)             Each Group Company that participates in any Governmental Program is qualified to participate in such Governmental Program and is duly enrolled and certified in such Governmental Program. Since June 1, 2018, each of the Group Companies has satisfied all applicable requirements of, and has been authorized to receive reimbursement from, each Third-Party Payor from which it has received reimbursement. Since June 1, 2018, each Group Company, has (i) timely filed all material reports and documentation required to be filed with respect to each Third-Party Payor, all of which were prepared in material compliance with all applicable Laws governing reimbursement and claims and the payment policies of the applicable Third-Party Payor and (ii) paid or properly offset against another account all known and undisputed refunds and overpayments due with respect to any such report or billing. All billings submitted by each Group Company or Healthcare Professional for dates of service since June 1, 2018 were for services actually performed by the billing entity or Healthcare Professional for eligible patients, and the billing Group Company has sufficient documentation that is required by applicable Law or the applicable contractual obligation to a Third-Party Payor to support such billings. Since June 1, 2018, all billing practices and billings by each Group Company for services, including billings to all Third-Party Payors, have been materially true and correct and in compliance in all material respects with all applicable Health Care Laws. Except as permitted by Law, none of the Group Companies has waived or discounted patient responsibility for any services provided by any of the Group Companies or has engaged in any “balance billing” unless permitted contractually and by Law.

(n)               To the extent any Group Company or its Representatives provides or has provided since June 1, 2018, to customers or others, reimbursement coding or billing advice regarding products offered for sale by any Group Company and procedures related thereto, such advice is and at the time was (i) true and complete, (ii) in compliance with Medicare and other Health Care Laws and the standards of the Advanced Medical Technology Association (AdvaMed) Code of Ethics, (iii) in conformity to the applicable American Medical Association’s Current Procedural Terminology (CPT), the International Classification of Disease, Tenth Revision, Clinical Modification (ICD 10 CM) and other applicable coding systems, (iv) accompanied by a disclaimer advising customers to contact individual payers to confirm coding and billing guidelines and (v) independently verified and determined to support accurate claims for reimbursement by federal, state and commercial payor.

(o)               No results of clinical or non-clinical research conducted or sponsored by any of the Group Companies, or submissions predicated upon the use of such research, have been rejected by any Governmental Entity as a result of the quality, or a misrepresentation of any attribute, of such research, and no product approved pursuant to such submission has been seized, withdrawn, recalled, detained, or subject to a suspension (other than in the ordinary course of business) of manufacturing, distribution, or commercialization activity as a result of such research, nor has any marketing or investigational product application or authorization been disapproved or placed on hold as a result of such research.

(p)               Each Group Company that operates or since June 1, 2018 has operated, registry studies or investigator-initiated research studies, has done so exclusively for legitimate research purposes, in material compliance with applicable Law. Since June 1, 2018, all registry studies and investigator-initiated research studies operated or conducted by the Group Companies are appropriate in size, scope, objective, and selection of participating sites and healthcare providers to serve such legitimate research purposes. No Group Company has provided or does provide anything of value to any participating site or healthcare provider that exceeds the fair market value of the commercially reasonable services furnished by such site or healthcare provider in support of one or more of the Group Companies’ registry studies or investigator-initiated research studies. All sites and healthcare providers contracted by a Group Company to provide services to the Group Company are selected by the Group Company on the basis of objective criteria appropriate for the research services for which the site or healthcare provider is contracted, independent of the undue influence of any customer or other third party, and unrelated to the volume or value of a healthcare provider’s orders of, or referrals for, any pharmaceutical product or medical device.

(q)               All arrangements involving the offer, sale, or issuance of an equity interest in any Group Company by any Group Company or its Representatives to any health care professional, institution, organization or other provider, or any Representative thereof, are and have been memorialized in writing, at fair market value; comparable in terms to arrangements with Persons who are not health care professionals, institutions, organizations or other providers; and in compliance with Health Care Laws.

(r)                Neither the Group Companies, nor any of its owners, directors, officers, managers, employees, to the Company’s knowledge, contractors, or agents has been (i) debarred by the FDA under 21 U.S.C. § 335a, (ii) convicted of any crime for which debarment is mandated or permitted by 21 U.S.C. § 335a, (iii) excluded from U.S. health care programs pursuant to 42 U.S.C. § 1320(a)-7 and related regulations, (iv) excluded or debarred under any applicable Laws by any Governmental Entity, (v) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347, 1518, (vi) assessed or threatened with assessment of civil monetary penalties pursuant to 42 C.F.R Part 1003, (vii) has been involved or named in a U.S. Attorney General complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or qui tam action brought pursuant to 31 U.S.C. §3729 et seq; or (viii) is or has, during the previous three (3) years, been subject to or bound by any material consent decree, judgment, corporate integrity agreement, deferred prosecution agreement, certification of compliance agreement, settlement agreement or similar agreement with any Governmental Entity concerning such Person’s compliance with any Law, and no such consent decree, judgment, agreement or settlement is pending.

Section 3.24       Customers and Vendors. Section 3.24 of the Company Disclosure Schedules contains a true, complete and correct list of the 10 largest customers (based on dollar amount of revenues) (each, a “Material Customer”) and the 10 largest vendors (based on dollar amount of purchases) (each, a “Material Vendor”) of the Group Company (taken as a whole) for each of (a) the fiscal year ending December 31, 2020 and (b) the six-month period ending on June 30, 2021. Since December 31, 2019, no Material Client or Material Vendor has provided the Group Company with written notice that it will terminate doing business or otherwise materially reduce its business dealings with the Group Company.

Section 3.25       Investigation; No Other Representations.

(a)               The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Longview Parties and (ii) it has been furnished with or given access to such documents and information about the Longview Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)               In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of any Longview Party, any Longview Non-Party Affiliate or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of the Longview Parties, any Longview Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.26       EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY LONGVIEW PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article 3 OR THE ANCILLARY DOCUMENTS, NONE OF THE GROUP COMPANIES, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO ANY LONGVIEW PARTY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY LONGVIEW PARTY OR ANY LONGVIEW NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article 3 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE GROUP COMPANIES, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY LONGVIEW PARTY OR ANY LONGVIEW NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article 4
REPRESENTATIONS AND WARRANTIES RELATING TO THE LONGVIEW PARTIES

(a)       Subject to Section 9.8, except as set forth on the Longview Disclosure Schedules, or (b) except as set forth in any Longview SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each Longview Party hereby represents and warrants to the Company as follows:

Section 4.1           Organization and Qualification. Each Longview Party is a corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable).

Section 4.2           Authority. Each Longview Party has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Longview Stockholder Approval and the approvals and consents to be obtained by Merger Sub pursuant to Section 5.9, the execution and delivery of this Agreement, the Ancillary Documents to which an Longview Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate, limited liability company or other similar action on the part of such Longview Party. This Agreement has been and each Ancillary Document to which an Longview Party is or will be a party will be, upon execution thereof, duly and validly executed and delivered by such Longview Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such Longview Party (assuming this Agreement has been and the Ancillary Documents to which such Longview Party is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against such Longview Party in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.3           Consents and Requisite Governmental Approvals; No Violations.

(a)               No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of an Longview Party with respect to such Longview Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a), 15(d) or 16 of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of the NYSE to permit the Longview Common Stock to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on the NYSE, (iv) filing of the Certificate of Merger, (v) the approvals and consents to be obtained by Merger Sub pursuant to Section 5.9, (vi) the Longview Stockholder Approval or (vii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have an Longview Material Adverse Effect.

(b)               Neither the execution, delivery or performance by an Longview Party of this Agreement nor the Ancillary Documents to which an Longview Party is or will be a party nor the consummation by an Longview Party of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Governing Documents of an Longview Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which an Longview Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such Longview Party or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of an Longview Party, except in the case of clauses (ii) through (iv) above, as would not have an Longview Material Adverse Effect.

Section 4.4           Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the Longview Disclosure Schedules (which fees shall be the sole responsibility of the Longview, except as otherwise provided in Section 9.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Longview for which Longview has any obligation.

Section 4.5           Information Supplied. None of the information supplied or to be supplied by or on behalf of either Longview Party expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing Longview Holders or at the time of the Longview Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6           Capitalization of the Longview Parties.

(a)               Section 4.6(a) of the Longview Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding Longview Common Stock and the Longview Warrants immediately prior to Closing. All outstanding Equity Securities of Longview (except to the extent such concepts are not applicable under the applicable Law of Longview’s jurisdiction of organization, incorporation or formation, as applicable, or other applicable Law) have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of Longview and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of Longview) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for the Longview Common Stock and Longview Warrants set forth on Section 4.6(a) of the Longview Disclosure Schedules, immediately prior to Closing, there shall be no other outstanding Equity Securities of Longview.

(b)               On the Closing Date and immediately after the Closing, (i) the authorized share capital of Longview will consist of the number of shares of preferred stock, par value $0.0001 per share, set forth in the Longview Certificate of Incorporation, none of which will be issued and outstanding, and the number of shares of New Longview Common Stock set forth in the Longview Certificate of Incorporation, and (ii) all of the issued and outstanding Longview Common Stock will (A) be duly authorized, validly issued, fully paid and nonassessable, (B) have been issued in compliance in all material respects with applicable Law and (C) not have been issued in breach or violation of any preemptive rights or Contract to which Longview is a party or bound.

(c)               Except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise mutually agreed to by the Company and Longview, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require Longview, and, except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise mutually agreed in writing by the Company and Longview, there is no obligation of Longview, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of Longview.

(d)               The Equity Securities of Merger Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract to which Merger Sub is a party or bound. All of the outstanding Equity Securities of Merger Sub are owned directly by Longview free and clear of all Liens (other than transfer restrictions under applicable Securities Law). As of the date of this Agreement, Longview has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any Equity Securities in any Person other than Merger Sub.

Section 4.7           SEC Filings. Longview has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Longview SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional Longview SEC Reports”). Each of the Longview SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional Longview SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the Longview SEC Reports or the Additional Longview SEC Reports (for purposes of the Additional Longview SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the Longview SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Longview SEC Reports.

Section 4.8           Trust Account. As of the date of this Agreement, Longview has an amount in cash in the Trust Account equal to at least $690,000,000. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated as of March 18, 2021 (the “Trust Agreement”), between Longview and Continental, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Longview SEC Reports to be inaccurate in any material respect or that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing Longview Holders who shall have elected to redeem their Longview Class A Common Stock pursuant to the Governing Documents of Longview or (iii) if Longview fails to complete a business combination within the allotted time period set forth in the Governing Documents of Longview and liquidates the Trust Account, subject to the terms of the Trust Agreement, Longview (in limited amounts to permit Longview to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of Longview) and then the Pre-Closing Longview Holders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of Longview and the Trust Agreement. Longview has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account. Since March 18, 2021, Longview has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing Longview Holders who have elected to redeem their Longview Class A Common Stock pursuant to the Governing Documents of Longview, each in accordance with the terms of and as set forth in the Trust Agreement, Longview shall have no further obligation under either the Trust Agreement or the Governing Documents of Longview to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 4.9           Contracts. Except for those Contracts filed (or incorporated by reference) as exhibits to the Longview SEC Reports and except for the documents to be executed by Longview in connection with the Transaction, no Longview Party is party to any Contract that would be required to be filed (or incorporated by reference) as an exhibit to Longview’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K.

Section 4.10       Title to Property. No Longview Party (a) owns or leases any real or personal property or (b) is a party to any agreement or option to purchase any real property, personal property or other material interest therein.

Section 4.11       Investment Company Act. No Longview Party is an “investment company” within the meaning of the Investment Company Act.

Section 4.12       Transactions with Affiliates. Section 4.12 of the Longview Disclosure Schedules sets forth all Contracts between (a) Longview, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including the Sponsor) or Affiliate of either Longview or the Sponsor, on the other hand (each Person identified in this clause (b), an “Longview Related Party”), other than (i) Contracts with respect to a Pre-Closing Longview Holder’s or a holder of Longview Warrants’ status as a holder of Longview Common Stock or Longview Warrants, as applicable and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.11 or entered into in accordance with Section 5.11. No Longview Related Party (A) owns any interest in any material asset used in the business of Longview, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of Longview or (C) owes any material amount to, or is owed material any amount by, Longview. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.12 are referred to herein as “Longview Related Party Transactions”.

Section 4.13       Sponsor Support Agreement. Longview has delivered to the Company a true, correct and complete copy of the Sponsor Support Agreement. The Sponsor Support Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Longview or, to the knowledge of Longview, any other party thereto. The Sponsor Support Agreement is a legal, valid and binding obligation of Longview and, to the knowledge of Acquiror, each other party thereto and neither the execution or delivery by any party thereto of, nor the performance of any party’s obligations under, the Sponsor Support Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Longview under any term or condition of the Sponsor Support Agreement.

Section 4.14       Litigation. As of the date of this Agreement, there is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to Longview’s knowledge, threatened against or involving any Longview Party that, if adversely decided or resolved, would be material to the Longview Parties, taken as a whole. None of the Longview Parties nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by any Longview Party pending against any other Person.

Section 4.15       Compliance with Applicable Law. Each Longview Party is (and since its organization, incorporation or formation, as applicable, has been) in compliance with all applicable Laws, except as would not have a Longview Material Adverse Effect.

Section 4.16       Business Activities.

(a)               Since its incorporation, Longview has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in Longview’s Governing Documents, there is no Contract binding upon any Longview Party or to which any Longview Party is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).

(b)               Longview does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Longview has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination (as such term is defined in the Longview Certificate of Incorporation).

(c)               Except for (i) this Agreement and the agreements expressly contemplated hereby (including any agreements permitted pursuant to Section 5.11), (ii) with respect to fees and expenses of Longview’s legal, financial and other advisors in and (iii) directors’ and officers’ liability insurance, Longview is not, and at no time has been, party to any Contract with any other Person that would require payments by any Longview Party in excess of $10,000 monthly, $50,000 in the aggregate annually with respect to any individual Contract or more than $200,000 in the aggregate annually when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted pursuant to Section 5.11).

(d)               There is no liability, debt or obligation against any Longview Party, except for liabilities and obligations (i) reflected or reserved for on Longview’s consolidated balance sheet for the three-month period ended March 31, 2021 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to the Parties, taken as a whole) or (ii) that have arisen since the date of Longview’s consolidated balance sheet for the three-month period ended March 31, 2021 in the ordinary course of the operation of business of the Longview Parties (other than any such liabilities as are not and would not be, in the aggregate, material to the Longview Parties, taken as a whole).

(e)               Since its organization, Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Merger. Except as set forth in Merger Sub’s organizational documents, there is no agreement, commitment, or Order binding upon Merger Sub or to which Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Merger Sub to enter into and perform its obligations under this Agreement.

(f)                Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(g)               Merger Sub was organized solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence or the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby. Other than Merger Sub, Longview has no other Subsidiaries or any equity or other interests in any other Person.

(h)               Since the date of Longview’s formation through and including the date of this Agreement, (i) there has not been any change, development, condition, occurrence, event or effect relating to any Longview Party that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a material adverse effect on the ability of Longview or Merger Sub to consummate the Transactions and (ii) no Longview Party has taken any action that would require the consent of the Company pursuant to Section 5.11 if such action had been taken after the date of this Agreement.

Section 4.17       Internal Controls; Listing; Financial Statements.

(a)               Except as is not required in reliance on exemptions from various reporting requirements by virtue of Longview’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) Longview has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Longview’s financial reporting and the preparation of Longview’s financial statements for external purposes in accordance with GAAP and (ii) Longview has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Longview is made known to Longview’s principal executive officer and principal financial officer by others within Longview.

(b)               Longview has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)               Since its initial public offering, Longview has complied in all material respects with all applicable listing and corporate governance rules and regulations of the NYSE. The classes of securities representing issued and outstanding Longview Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of Longview, threatened against Longview by the NYSE or the SEC with respect to any intention by such entity to deregister Longview Class A Common Stock or prohibit or terminate the listing of Longview Class A Common Stock on the NYSE. Longview has not taken any action that is designed to terminate the registration of Longview Class A Common Stock under the Exchange Act.

(d)               The Longview SEC Reports contain true and complete copies of the applicable Longview Financial Statements. The Longview Financial Statements (i) fairly present in all material respects the financial position of Longview as at the respective dates thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited Longview Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e)               Longview has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Longview’s and its Subsidiaries’ assets. Longview maintains and, for all periods covered by the Longview Financial Statements, has maintained books and records of Longview in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Longview in all material respects.

(f)                Since its incorporation, Longview has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of Longview to Longview’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of Longview to Longview’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of Longview who have a significant role in the internal controls over financial reporting of Longview.

Section 4.18       No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 4.18 of the Longview Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (it being understood and agreed that the expected third parties that are, as of the date hereof, entitled to fees, expenses or other payments in connection with the matters described in this clause (b) shall be set forth on Section 4.18 of the Longview Disclosure Schedules), (c) that are incurred in connection with or incident or related to an Longview Party’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, in each case, which are immaterial in nature, (d) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, (e) that are either permitted pursuant to Section 5.11(d) or incurred in accordance with Section 5.11(d) (for the avoidance of doubt, in each case, with the written consent of the Company) or (f) set forth or disclosed in the Longview Financial Statements included in the Longview SEC Reports, none of the Longview Parties has any Liabilities.

Section 4.19       Tax Matters.

(a)               Longview has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and Longview has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b)               Longview has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c)               Longview is not currently the subject of a Proceeding with respect to material taxes. Longview has not been informed in writing of the commencement or anticipated commencement of any Proceeding that has not been resolved or completed, in each case with respect to material Taxes.

(d)               Longview has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.

(e)               No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to any Longview Party which agreement or ruling would be effective after the Closing Date.

(f)                None of the Longview Parties is and none of the Longview Parties has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g)               Each Longview Party is tax resident only in its jurisdiction of organization, incorporation or formation, as applicable.

(h)               None of the Longview Parties has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the knowledge of Longview, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by a Group Company or a Company Stockholder or any of their respective Affiliates in each case not contemplated by this Agreement and/or any of the Ancillary Documents, that could reasonably be expected to prevent the Merger (or, if applicable, the Alternative Transaction Structure) from qualifying for the Intended Tax Treatment.

Section 4.20       Investigation; No Other Representations.

(a)               Each Longview Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)               In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each Longview Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, any Company Non-Party Affiliate or any other Person, either express or implied, and each Longview Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party, none of the Company, any Company Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 4.21       Compliance with International Trade & Anti-Corruption Laws.

(a)               Since Longview’s incorporation, neither Longview nor, to Longview’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) - (iii) or any country or territory which is or has, since Longview’s incorporation, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).

(b)               Since Longview’s incorporation, neither Longview nor, to Longview’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

Section 4.22       EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article 4 AND THE ANCILLARY DOCUMENTS, NONE OF THE LONGVIEW PARTIES, ANY LONGVIEW NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND EACH LONGVIEW PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF ANY LONGVIEW PARTY THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF ANY LONGVIEW PARTY BY OR ON BEHALF OF THE MANAGEMENT OF SUCH LONGVIEW PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS Article 4 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY LONGVIEW PARTY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY LONGVIEW PARTY, ANY LONGVIEW NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article 5
COVENANTS

Section 5.1           Conduct of Business of the Company.

(a)               From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(a) of the Company Disclosure Schedules, or as consented to in writing by Longview (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole.

(b)               Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(b) of the Company Disclosure Schedules or as consented to in writing by Longview (such consent, other than in the case of Section 5.1(b)(i), Section 5.1(b)(ii)(A), Section 5.1(b)(iv), Section 5.1(b)(x), Section 5.1(b)(xii), Section 5.1(b)(xiii), Section 5.1(b)(xiv) or Section 5.1(b)(xv) (to the extent related to any of the foregoing), not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i)                 declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase (except pursuant to the Company Equity Plan) any outstanding Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company;

(ii)              (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iii)            except as required by this Agreement or any of the Ancillary Documents, adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents or the Company Stockholders Agreements;

(iv)             transfer, issue, sell, grant, pledge or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) other than as allowed in Section 5.1(b)(vii), any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company, other than the issuance of shares of the applicable class of capital stock of the Company upon the exercise or conversion of any Company Options outstanding on the date of this Agreement in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement;

(v)               incur, create or assume any Indebtedness in excess of $1,000,000 in the aggregate, other than ordinary course trade payables;

(vi)             make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person in excess of $1,000,000 in the aggregate, other than (A) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business;

(vii)          except (w) as required under the terms of any Employee Benefit Plan of any Group Company that is in effect as of the date hereof and that is set forth on the Section 3.11(a) of the Company Disclosure Schedules, (x) in the ordinary course of business consistent with past practice or as otherwise required by Law and (y) as to the granting of Company Options with respect to authorized but unallocated shares that remain available for grant under the Company Equity Plan as of the date hereof or become available for grant as a result of Company Option forfeitures (the “Allowed Awards”) and (z) as to the granting of certain management cash and equity incentives as mutually agreed by the Company and Longview and disclosed on Section 3.2(f) of the Company Disclosure Schedules, (A) amend, modify, adopt, enter into or terminate any material Employee Benefit Plan of any Group Company or any material benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement other than in the ordinary course of business consistent with past practice, (B) materially increase the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, or (D) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company; provided that, the Company Equity Plan shall not be amended; and provided further that, with respect to any issuance or granting of any equity securities of the Company, no such issuances or grant shall be made in excess of the authorized but unallocated shares that remain available for grant under the Company Equity Plan as of the date hereof or become available for grant as a result of Company Option forfeitures.

(viii)        make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(ix)             enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies in excess of $1,000,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or Longview or any of its Affiliates after the Closing);

(x)               authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

(xi)             change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards or required by a change in GAAP;

(xii)          enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(xiii)        make any Transaction Payment that is not set forth on Section 3.2(f) of the Company Disclosure Schedules;

(xiv)         except in the ordinary course of business consistent with past practice, sell, assign, transfer, lease, license, encumber, abandon or permit to lapse any Company Owned Intellectual Property or disclose any of its material Trade Secrets to a third party other than pursuant to a confidentiality agreement;

(xv)           other than as allowed in Section 5.1(b)(vii), (A) amend or modify in any material respect or terminate any Material Contract of the type described in Section 3.7(a)(xi) (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms), (B) waive any material benefit or right under any Material Contract of the type described in Section 3.7(a)(xi) or (C) enter into any Contract that would constitute a Material Contract of the type described in Section 3.7(a)(xi); or

(xvi)         enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.

Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, (a) nothing set forth in this Agreement shall give Longview, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing, (b) any action taken, or omitted to be taken, by any Group Company to the extent such act or omission is reasonably determined by the Company, based on the advice of outside legal counsel, to be necessary to comply with any Law, Order, directive, pronouncement or guideline issued by a Governmental Entity providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, COVID-19 shall in no event be deemed to constitute a breach of Section 5.1 and (c) any action taken, or omitted to be taken, by any Group Company to the extent that the board of directors of the Company reasonably determines that such act or omission is necessary in response to COVID-19 to maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole, shall not be deemed to constitute a breach of Section 5.1; provided, however, (i) in the case of each of clause (b) and (c), the Company shall give Longview prior written notice of any such act or omission to the extent reasonably practicable, which notice shall describe in reasonable detail the act or omission and the reason(s) that such act or omission is being taken, or omitted to be taken, pursuant to clause (b) or (c) and, in the event that it is not reasonably practicable for the Company to give the prior written notice described in this clause (i), the Company shall instead give such written notice to Longview promptly after such act or omission and (ii) in no event shall clause (b) or (c) be applicable to any act or omission of the type described in Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(vii), Section 5.1(b)(x), Section 5.1(b)(xii), Section 5.1(b)(xiii), Section 5.1(b)(xiv) or Section 5.1(b)(xvi) (to the extent related to any of the foregoing).

Section 5.2           Efforts to Consummate; Litigation.

(a)               Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 6 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement and (ii) the Company taking, or causing to be taken, all actions necessary or advisable to cause the agreements set forth on Section 5.2(a) of the Company Disclosure Schedules to be terminated effective as of the Closing without any further obligations or liabilities to the Company or any of its Affiliates (including the other Group Companies and, from and after the Effective Time, Longview). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. The Company shall bear the costs incurred in connection with obtaining such Consents; provided, however, that each Party shall pay fifty percent (50%) of the HSR Act filing fee; provided, further, that each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents. Each Party shall (i) make any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event within five (5) Business Days) following the date of this Agreement and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. Longview shall promptly inform the Company of any communication between any Longview Party, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform Longview of any communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, (a) the Parties agree to request early termination of the applicable waiting period under the HSR Act, and (b) each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of Longview and the Company. Nothing in this Section 5.2 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with Longview’s and the Company’s prior written consent.

(b)               From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the Longview Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any Longview Party) or Longview (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any Longview Party, the Company, or, in the case of the Company, Longview in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of any Longview Party, the Company, or, in the case of the Company, Longview, the opportunity to attend and participate in such meeting or discussion.

(c)               Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(d)               From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Longview, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Longview, any of the Longview Parties or any of their respective Representatives (in their capacity as a representative of an Longview Party) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a representative of an Longview Party). Longview and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other with respect to any Transaction Litigation; provided, however, that in no event shall (x) Longview or any of its Representatives settle or compromise any Transaction Litigation without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed) or (y) the Company or any of its Representatives settle or compromise any Transaction Litigation without the prior written consent of Longview (not to be unreasonably withheld, conditioned or delayed).

Section 5.3           Confidentiality and Access to Information.

(a)               The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or either Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein shall govern and control to the extent of such conflict.

(b)               From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to Longview and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies), solely for the purposes of consummating the transactions contemplated herein. Notwithstanding the foregoing, none of the Group Companies shall be required to provide to Longview or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, including any Privacy Law, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and any Longview Party, any Longview Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

(c)               From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, Longview shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Longview Parties (in a manner so as to not interfere with the normal business operations of the Longview Parties) solely for the purposes of consummating the transactions contemplated herein. Notwithstanding the foregoing, Longview shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Longview Party is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Longview Party with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Longview Party under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), Longview shall use, and shall cause the other Longview Parties to use, commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if an Longview Party, on the one hand, and any Group Company, any Company Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that Longview shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

Section 5.4           Public Announcements.

(a)               Subject to Section 5.4(b), Section 5.7 and Section 5.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company and Longview or, after the Closing, Longview; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Company, if the disclosing party is any Longview Party, or Longview, if the disclosing party is the Company, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, or (B) after the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with Longview and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby.

(b)               The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and Longview prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, Longview shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Longview shall consider such comments in good faith. The Company, on the one hand, and Longview, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Longview, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Longview shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 5.5           Tax Matters.

(a)               Tax Treatment.

(i)                 The Parties intend that the Merger shall be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to so qualify. The Parties shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the treatment described in this Section 5.5(a)(i) unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code. Notwithstanding anything to the contrary herein, if, after the date hereof but prior to the time at which the Required Longview Stockholder Approval has been obtained Longview and the Company mutually determine in good faith that the Merger is not reasonably expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the Parties shall use commercially reasonable efforts to restructure the transactions contemplated hereby (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to so qualify, including by adding a second merger to take place immediately after the Merger whereby the surviving company in the Merger would merge with and into a new limited liability company that is a wholly-owned Subsidiary of Longview (“Newco”), with Newco being the surviving company in such merger.

(ii)              Longview and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). From the date hereof through the Closing, and following the Closing, the Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede the Merger qualifying for the Intended Tax Treatment.

(iii)            If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, Longview and the Company shall deliver to Ropes & Gray LLP and King & Spalding LLP, respectively, customary Tax representation letters satisfactory to each counsel (the “Tax Letters”), dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement / Proxy Statement.

(b)               Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding.

(c)               Transfer Taxes. The Surviving Company shall be responsible for any sales, use, real property transfer, stamp or other similar transfer Taxes imposed in connection with the Merger or the other transactions contemplated by this Agreement.

Section 5.6           Exclusive Dealing.

(a)               From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the other Group Companies and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company (or any Affiliate or successor of any Group Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) notify Longview promptly upon receipt of any Company Acquisition Proposal by any Group Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep Longview reasonably informed on a current basis of any modifications to such offer or information.

(b)               From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Longview Parties shall not, and each of them shall cause their Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Longview Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, an Longview Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding an Longview Acquisition Proposal; (iv) prepare or take any steps in connection with an offering of any securities of any Longview Party (or any Affiliate or successor of any Longview Party); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Longview agrees to (A) notify the Company promptly upon receipt of any Longview Acquisition Proposal by any Longview Party, and to describe the material terms and conditions of any such Acquisition Proposal in reasonable detail (including the identity of any person or entity making such Longview Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information.

Section 5.7           Preparation of Registration Statement / Proxy Statement. Promptly following the date of this Agreement, Longview and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either Longview or the Company, as applicable), and Longview shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement of Longview which will be included therein and which will be used for the Longview Stockholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by Longview’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and the NYSE). Each of Longview and the Company shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the other of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. Longview, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.7 or for including in any other statement, filing, notice or application made by or on behalf of Longview to the SEC or the NYSE in connection with the transactions contemplated by this Agreement or the Ancillary Documents, including delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith as described in Section 5.5(a)(iii). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of any Longview Party, the Company, or, in the case of the Company, Longview, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of Longview, the Company, or, in the case of the Company, Longview (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) Longview shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing Longview Holders. Longview shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Longview Common Stock for offering or sale in any jurisdiction, and Longview and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Non-Party Affiliates or its or their respective Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the Longview Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any Longview Party) or Longview (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to the SEC or the NYSE relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with the SEC or the NYSE in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any Longview Party, the Company, or, in the case of the Company, Longview in advance and, to the extent not prohibited by the SEC or the NYSE, gives, in the case of any Longview Party, the Company, or, in the case of the Company, Longview, the opportunity to attend and participate in such meeting or discussion.

Section 5.8           Longview Stockholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, Longview shall (a) duly give notice of and (b) use reasonable best efforts to duly convene and hold a meeting of its Stockholders (the “Longview Stockholders Meeting”) in accordance with the Governing Documents of Longview, for the purposes of obtaining the Longview Stockholder Approval and, if applicable, any approvals related thereto and providing its Stockholders with the opportunity to elect to effect an Longview Stockholder Redemption. Longview shall, through unanimous approval of its board of directors, recommend to its Stockholders (the “Longview Board Recommendation”), (i) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger) (the “Business Combination Proposal”); (ii) the approval of the issuance of the Longview Common Stock in connection with the transactions contemplated by this Agreement as required by the NYSE listing requirements (the “NYSE Proposal”); (iii) the adoption and approval of the amendments to the Governing Documents of Longview contemplated by the Longview Certificate of Incorporation and the Longview Bylaws, including to effectuate the Reverse Stock Split (the “Governing Document Proposals”); (iv) the approval of the directors in accordance with Section 5.17 (the “Directors Proposal”); (v) the adoption and approval of the Longview Incentive Equity Plan (the “Equity Incentive Plan Proposal”); (vi) the adoption and approval of each other proposal that either the SEC or the NYSE (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (vii) the adoption and approval of each other proposal reasonably agreed to by Longview and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (viii) the adoption and approval of a proposal for the adjournment of the Longview Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (viii) together, the “Transaction Proposals”); provided, that Longview may adjourn the Longview Stockholders Meeting (A) to solicit additional proxies for the purpose of obtaining the Longview Stockholder Approval, (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Longview has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing Longview Holders prior to the Longview Stockholders Meeting or (D) if the holders of Longview Class A Common Stock have elected to redeem a number of Class A Common Stock as of such time that would reasonably be expected to result in the condition set forth in Section 7.2(c) not being satisfied; provided that, without the consent of the Company, in no event shall Longview adjourn the Longview Stockholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date. The Longview recommendation contemplated by the preceding sentence shall be included in the Registration Statement / Proxy Statement. Except as otherwise required by applicable Law, Longview covenants that none of the Longview Board or Longview nor any committee of the Longview Board shall withdraw or modify, or propose publicly or by formal action of the Longview Board, any committee of the Longview Board or Longview to withdraw or modify, in a manner adverse to the Company, the Longview Board Recommendation or any other recommendation by the Longview Board or Longview of the proposals set forth in the Registration Statement / Proxy Statement.

Section 5.9           Merger Sub Stockholder Approval. As promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement, Longview, as the sole stockholder of Merger Sub, will approve and adopt this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

Section 5.10       Certain Agreements. Unless otherwise approved in writing by the Company (such approval not to be unreasonably withheld, conditioned or delayed), Longview shall not permit any amendment or modification to be made to, or any waiver (in whole or in part) of, or provide consent to (including consent to termination) any provision or remedy under, or any replacement of, the Sponsor Support Agreement. Longview shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to satisfy in all material respects on a timely basis all conditions and covenants applicable to Longview in the Sponsor Support Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement. Without limiting the generality of the foregoing, Longview shall give the Company prompt written notice of: (A) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to the Sponsor Support Agreement of which Longview becomes aware of; and (B) the receipt of any written notice or other written communication from any other party to the Sponsor Support Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.

Section 5.11       Conduct of Business of Longview. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Longview shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.11 of the Longview Disclosure Schedules or as consented to in writing by the Company, do any of the following:

(a)               adopt any amendments, supplements, restatements or modifications to the Trust Agreement, Warrant Agreement or the Governing Documents of any Longview Party or any of its Subsidiaries;

(b)               declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of Longview or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of Longview or any of its Subsidiaries, as applicable, other than in connection with the payment of the Return of Capital Distribution Amount;

(c)               split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock, other than in connection with the Reverse Stock Split;

(d)               incur, create or assume any Indebtedness or other Liability (including, and notwithstanding anything to the contrary, any incur, create or assume any Indebtedness under any Contract with the Sponsor or any Affiliate thereof);

(e)               make any loans or advances to, or capital contributions in, any other Person, other than to, or in, Longview or any of its Subsidiaries;

(f)                transfer, sell, grant, pledge, issue or otherwise directly or indirectly dispose of, or subject to a Lien, any Equity Securities of Longview or any of its Subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the foregoing of Longview or any of its Subsidiaries, other than (i) issuances of Longview Warrants to the Sponsor for repayment of loans made by the Sponsor to Longview to the extent such loans and such conversion are approved in advance and in writing by the Company and (ii) issuances of the Forward Purchase Shares in accordance with the terms of this Agreement;

(g)               take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(h)               enter into, renew, modify or revise any Longview Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a Longview Related Party Transaction);

(i)                 other than pursuant to the Sponsor Support Agreement, amend, modify or waive any of the terms or rights set forth in, the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(j)                 engage in any activities or business, other than activities or business (i) in connection with or incident or related to such Person’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, this Agreement, any Ancillary Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative or ministerial, in each case, which are immaterial in nature;

(k)               make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(l)                 (A) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase the assets or equity of, any corporation, partnership (limited or general), limited liability company, association, joint venture or other business organization or division thereof; or (B) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Longview Party (other than the transactions contemplated by this Agreement);

(m)             voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Longview Parties and their assets and properties;

(n)               make any capital expenditures;

(o)               make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP, including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or applicable Law;

(p)               enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or

(q)               enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.11.

Notwithstanding anything in this Section 5.11 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of any Longview Party and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, any Longview Party from using the funds held by Longview outside the Trust Account to pay any Longview Expenses or Longview Liabilities or from otherwise distributing or paying over any funds held by Longview outside the Trust Account that were loaned to Longview by the Sponsor with the prior written approval of the Company to the Sponsor or any of its Affiliates, in each case, prior to the Closing.

Section 5.12       NYSE Listing. Longview shall use its reasonable best efforts to cause: (a) Longview to satisfy all applicable listing requirements of the NYSE and (b) the Longview Common Stock issuable in accordance with this Agreement, including the Merger, to be approved for listing on the NYSE (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time.

Section 5.13       Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Closing, Longview shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Stockholders of Longview pursuant to the Longview Stockholder Redemption, (B) pay the amounts due to the underwriters of Longview’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to Longview in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.14       Transaction Support Agreement; Company Stockholder Approval; Forward Purchase Agreement.

(a)               Promptly after the execution of this Agreement (and in any event within twenty four (24) hours) (the “Transaction Support Agreement Deadline”), the Company shall deliver, or cause to be delivered, to Longview the Transaction Support Agreement duly executed by each Supporting Company Persons.

(b)               As promptly as reasonably practicable (and in any event within two Business Days) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act (the “Company Stockholder Written Consent Deadline”), the Company shall obtain and deliver to Longview a true and correct copy of a written consent (in form and substance reasonably satisfactory to Longview) approving this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) that is duly executed by the Company Stockholders that hold at least the requisite number of issued and outstanding Company Stock required to approve and adopt such matters in accordance with the DGCL, the Company’s Governing Documents and the Company Stockholders Agreements (the “Company Stockholder Written Consent”). The Company, through its board of directors, shall recommend to the holders of Company Stock the approval and adoption of this Agreement and the transactions contemplated by this Agreement (including the Merger).

(c)               Longview may not terminate, modify or waive any provisions of the Forward Purchase Agreement without the prior written consent of the Company; provided that any modification or waiver that is solely ministerial in nature or otherwise immaterial and does not affect any economic or any other material term of the Forward Purchase Agreement shall not require the prior written consent of the Company.

Section 5.15       Longview Indemnification; Directors’ and Officers’ Insurance.

(a)               Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of each Longview Party, as provided in the applicable Longview Party’s Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) Longview will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, Longview shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the applicable Longview Party’s Governing Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Longview Parties’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of any Longview Party (the “Longview D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such Longview D&O Person was a director or officer of any Longview Party immediately prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b)               Longview shall not have any obligation under this Section 5.15 to any Longview D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Longview D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)               For a period of six (6) years after the Effective Time, Longview shall maintain, without any lapses in coverage, directors’ and officers’ liability insurance for the benefit of those Persons who are currently covered by any comparable insurance policies of the Longview Parties as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such insurance policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under Longview’s directors’ and officers’ liability insurance policies as of the date of this Agreement. Alternatively, Longview shall purchase a six-year extended reporting period or tail insurance policy that affords coverage which is comparable to Longview’s existing directors’ and officers’ liability insurance program and which insures those Persons who are currently covered under Longview’s existing directors’ and officers’ liability insurance program. In either event, Longview shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the most recent annual premium paid by Longview prior to the date of this Agreement and, in such event, Longview shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by Longview prior to the date of this Agreement.

(d)               If Longview or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Longview shall assume all of the obligations set forth in this Section 5.15.

(e)               The Longview D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.15 are intended to be third-party beneficiaries of this Section 5.15. This Section 5.15 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Longview.

Section 5.16       Company Indemnification; Directors’ and Officers’ Insurance.

(a)               Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) Longview will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, Longview shall cause the applicable Group Companies to advance expenses in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b)               None of Longview or the Group Companies shall have any obligation under this Section 5.16 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)               The Company shall purchase, at or prior to the Closing, and Longview shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time (the “Company D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that none of the Company, Longview or any of their respective Affiliates shall pay a premium for such “tail” policy in excess of three hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement and, in such event, the Company, Longview or one of their respective Affiliates shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement.

(d)               If Longview or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Longview shall assume all of the obligations set forth in this Section 5.16.

(e)               The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.16 are intended to be third-party beneficiaries of this Section 5.16. This Section 5.16 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Longview.

Section 5.17       Post-Closing Directors and Officers.

(a)               Longview shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Effective Time (i) the Longview Board shall initially consist of seven (7) directors; (ii) the members of the Longview Board are the individuals determined in accordance with Section 5.17(b) and Section 5.17(c); (iii) the members of the compensation committee, audit committee and nominating committee of the Longview Board are the individuals determined in accordance with Section 5.17(c); and (iv) the officers of Longview are the individuals determined in accordance with Section 5.17(e).

(b)               Longview shall designate one (1) individual, who shall (i) qualify as “independent” under applicable NYSE listing rules and (ii) be reasonably acceptable to the company, to serve as a director on the Longview Board immediately after the Effective Time.

(c)               The Company shall designate six (6) individuals to serve as directors on the Longview Board immediately after the Effective Time.

(d)               Immediately after the Effective Time, the individuals designated by Longview and the Company shall serve on the committee(s) of the Longview Board as set forth opposite his or her name.

(e)               Immediately after the Effective Time, the individuals designated by Longview and the Company shall be the officers of Longview, with each such individual holding the title set forth opposite his or her name.

Section 5.18       PCAOB Financials.

(a)               As promptly as reasonably practicable, the Company shall deliver to Longview (i) the Closing Company Audited Financial Statements, and (ii) any other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations and comprehensive loss and stockholders’ deficit and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter), as applicable that is required to be included in the Registration Statement / Proxy Statement. All such financial statements, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of operations and comprehensive loss and stockholders’ deficit and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) that is required to be included in the Registration Statement / Proxy Statement (the “PCAOB Financial Statements”) (A) will fairly present in all material respects the financial position of the Group Companies as at the date thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor and (D) will comply in all respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(b)               The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any member of such Group Company, Longview in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by Longview with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 5.19       Longview Incentive Equity Plan; Longview Employee Stock Purchase Plan. Prior to the effectiveness of the Registration Statement / Proxy Statement, the Longview Board shall approve and adopt an equity incentive plan, in substantially the form attached hereto as Exhibit C and with any changes or modifications thereto as the Company and Longview may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Longview, as applicable) (the “Longview Incentive Equity Plan”), in the manner prescribed under applicable Laws, effective as of one day prior to the Closing Date, reserving a number of shares of Longview Common Stock for grant thereunder equal to (i) a percentage, to be agreed upon between Longview and the Company prior to the Closing, of the number of shares of Longview Common Stock outstanding following the Closing after giving effect to the Merger and the transactions contemplated hereby, including, without limitation, any issuance of Longview Common Stock pursuant to the Forward Purchase Agreement, if any, plus (ii) each Rollover Option. The Longview Incentive Equity Plan will provide that the Longview Common Stock reserved for issuance thereunder will automatically increase annually on the first day of each fiscal year beginning with the 2022 fiscal year in an amount equal to a percentage, to be agreed upon between Longview and the Company prior to the Closing, of Longview Common Stock outstanding on the last day of the immediately preceding fiscal year or such lesser amount as determined by the administrator of the Longview Incentive Equity Plan. Prior to the effectiveness of the Registration Statement / Proxy Statement, the Longview Board shall approve and adopt an employee stock purchase plan, in substantially the form attached hereto as Exhibit D and with any changes or modifications thereto as the Company and Longview may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Longview, as applicable) (the “Longview Employee Stock Purchase Plan”), in the manner prescribed under applicable Laws, effective as of one day prior to the Closing Date, reserving a number of shares of Longview Common Stock for grant thereunder equal to (i) a percentage, to be agreed upon between Longview and the Company prior to the Closing, of the number of shares of Longview Common Stock outstanding following the Closing after giving effect to the Merger and the transactions contemplated hereby, including, without limitation, any issuance of Longview Common Stock pursuant to the Forward Purchase Agreement, if any. The Longview Employee Stock Purchase Plan will provide that the Longview Common Stock reserved for issuance thereunder will automatically increase annually on the first day of each fiscal year beginning with the 2022 fiscal year in an amount equal to a percentage, to be agreed upon between Longview and the Company prior to the Closing, of Longview Common Stock outstanding on the last day of the immediately preceding fiscal year or such lesser amount as determined by the administrator of the Longview Employee Stock Purchase Plan.

Section 5.20       FIRPTA Certificates. At or prior to the Closing, the Company shall deliver, or cause to be delivered, to Longview (a) a certificate, duly executed by the Company, complying with Treasury Regulations Section 1.1445-2(c)(3), together with evidence that the Company has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case, in a form and substance reasonably acceptable to Longview and (b) an IRS Form W-9 duly executed by the Company.

Section 5.21       Section 16 Matters. Prior to the Closing, Longview shall take all such steps as may be required (to the extent not prohibited under applicable Law and no-action letters issued by the SEC) to cause any acquisition of Longview Common Stock by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Surviving Corporation, to be exempt under Rule 16b-3 under the Exchange Act.

Section 5.22       Repurchase Agreements. As of the date hereof, the Company has entered into Repurchase Agreements with certain holders of Company Stock representing approximately $85,000,000 of aggregate Repurchase Payments.  From and after the date hereof, the Company anticipates that it may enter into additional Repurchase Agreements with holders of Company Stock or Company Options representing up to an additional $25,000,000 of aggregate Repurchase Payments.  Any such Repurchase Agreements will be in form and substance satisfactory to Longview, and the Company will not execute any Repurchase Agreements without the prior written consent of Longview.  Further, it is understood and agreed, that any such Repurchase Agreement will contemplate the repurchase of Company Stock or Company Options at a purchase price that is at or below the fair market value of such securities, assuming the valuation of the Company contemplated by this Agreement.

Article 6

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 6.1           Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a)               the applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated;

(b)               no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(c)               the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d)               the Company Stockholder Written Consent shall have been obtained;

(e)               the Required Longview Stockholder Approval shall have been obtained; and

(f)                after giving effect to the transactions contemplated hereby, Longview shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

Article 7

Section 7.1           Other Conditions to the Obligations of the Longview Parties. The obligations of the Longview Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Longview (on behalf of itself and the other Longview Parties) of the following further conditions:

(a)               (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.2(a) and Section 3.8(a)) and the representations and warranties of the Company set forth in Section 3.16(n) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties set forth in Section 3.8(a) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date); provided, however, that this clause (iii) shall be deemed to be satisfied if no Company Material Adverse Effect is continuing, and (iv) the representations and warranties of the of the Company set forth in Article 3 (other than the Company Fundamental Representations and the representations and warranties of the Company set forth in Section 3.16(n)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b)               the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c)               since the date of this Agreement, no Company Material Adverse Effect has occurred that is continuing;

(d)               at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to Longview a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Sections 7.1(a), 7.1(b) and 7.1(c) are satisfied, in a form and substance reasonably satisfactory to Longview.

Section 7.2           Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a)               (i) the Longview Fundamental Representations (other than the representations and warranties set forth in Section 4.6(a)) and the representations and warranties of the Longview Parties set forth in Section 4.19(h) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.6(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties of the Longview Parties (other than the Longview Fundamental Representations and the representations and warranties of the Longview Parties set forth in Section 4.19(h)) contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Longview Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause an Longview Material Adverse Effect;

(b)               the Longview Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c)               since the date of this Agreement, no Longview Material Adverse Effect has occurred that is continuing;

(d)               the Aggregate Transaction Proceeds shall be equal to or greater than $345,000,000;

(e)               Longview’s listing application with the NYSE in connection with the transactions contemplated by this Agreement shall have been approved and, immediately following the Effective Time, Longview shall satisfy any applicable listing requirements of the NYSE, and Longview shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the Longview Common Stock (including, for the avoidance of doubt, the Longview Common Stock to be issued pursuant to the Merger) shall have been approved for listing on the NYSE;

(f)                the Longview Board shall consist of the number of directors, and be comprised of the individuals, determined pursuant to Section 5.17(a)(i) and (ii);

(g)               at or prior to the Closing, Longview shall have delivered, or caused to be delivered, the following documents to the Company:

(i)                 a certificate duly executed by an authorized officer of Longview, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), 7.2(b) and 7.2(c) are satisfied, in a form and substance reasonably satisfactory to the Company; and

(ii)              the Investors’ Rights Agreement duly executed by Longview.

Section 7.3           Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in Article 6 or this Article 7 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2. None of the Longview Parties may rely on the failure of any condition set forth in Article 6 or this Article 7 to be satisfied if such failure was proximately caused by an Longview Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2.

Article 8
TERMINATION

Section 8.1           Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)               by mutual written consent of Longview and the Company;

(b)               by Longview, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.1(a) or Section 7.1(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by Longview, and (ii) the Termination Date; provided, however, that none of the Longview Parties is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 7.2(a) or Section 7.2(b) from being satisfied;

(c)               by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if any Longview Party has failed to perform any covenant or agreement on the part of such applicable Longview Party set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.2(a) or Section 7.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to Longview by the Company and (ii) the Termination Date; provided, however, the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 7.1(a) or Section 7.1(b) from being satisfied;

(d)               by either Longview or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to February 15, 2022 (the “Termination Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to Longview if any Longview Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e)               by either Longview or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;

(f)                by either Longview or the Company if the Longview Stockholders Meeting has been held (including any adjournment thereof), has concluded, Longview’s Stockholders have duly voted and the Required Longview Stockholder Approval was not obtained; or

(g)               by Longview, if the Company does not deliver, or cause to be delivered to Longview the duly executed counterparts to the Transaction Support Agreement in accordance with Section 5.14(a) on or prior to the Transaction Support Agreement Deadline.

Section 8.2           Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of (a) Section 5.3(a), this Section 8.2, Article 9 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 8.1 shall not affect (i) any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any Person’s Liability under any Confidentiality Agreement or the Sponsor Support Agreement to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.

Article 9
MISCELLANEOUS

Section 9.1           Non-Survival. Other than those representations, warranties and covenants set forth in Section 2.1, Section 2.5, Section 3.24, Section 3.25, Section 4.20 and Section 4.22, each of which shall survive following the Effective Time, or as otherwise provided in the last sentence of this Section 9.1, each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time), of the Parties set forth in this Agreement, shall terminate at the Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Effective Time against any Party, any Company Non-Party Affiliate or any Longview Non-Party Affiliate. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Document that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms and any other provision in any Ancillary Document that expressly survives the Effective Time shall so survive the Effective Time in accordance with the terms of such Ancillary Document.

Section 9.2           Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) Longview and the Company prior to Closing and (b) Longview and the Sponsor after the Closing. Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.2 shall be void.

Section 9.3           Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by (a) Longview and the Company prior to the Closing and (b) Longview and the Sponsor after the Closing. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 9.3 shall be void, ab initio.

Section 9.4           Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)	If to any Longview Party, to:

c/o Longview Acquisition Corp. II
767 Fifth Avenue, 44th Floor
New York, NY 10153
Attention: John Rodin
E-mail: john@glenviewcapital.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Attention: Carl P. Marcellino
E-mail: carl.marcellino@ropesgray.com

(b)	If to the Company, to:

HeartFlow Holding, Inc.
1400 Seaport Blvd, Bldg B
Redwood City, CA 94063
Attention: Noemi C. Espinosa
Email: nespinosa@heartflow.com

with a copy (which shall not constitute notice) to:

King & Spalding LLP
601 S. California Ave. Suite 100
Palo Alto, CA 94304
Attention: Laura I. Bushnell, Timothy M. Fesenmyer
E-mail: lbushnell@kslaw.com; tfesenmyer@kslaw.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 9.5           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 9.6           Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and Longview shall pay, or cause to be paid, all Unpaid Longview Expenses and (b) if the Closing occurs, then Longview shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid Longview Expenses.

Section 9.7           Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to Longview, any documents or other materials posted to the electronic data room located www.securedocs.com under the project name “Project Halo” as of 5:00 p.m., Eastern Time, at least one (1) day prior to the date of this Agreement and any other documents or materials posted prior to the date hereof or delivered to Longview or its representatives which posting or delivery was acknowledged by email by Longview or its representatives; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 9.8           Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the Longview Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the Longview Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the Longview Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or Article 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 9.9           Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.15, Section 5.16 and the two subsequent sentences of this Section 9.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 9.2, Section 9.3, Section 9.14 and this Section 9.9 (to the extent related to the foregoing). Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 9.13 and this Section 9.9 (to the extent related to the foregoing).

Section 9.10       Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.11       Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 9.12       Knowledge of Company; Knowledge of Longview. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.12(a) of the Company Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For all purposes of this Agreement, the phrase “to Longview’s knowledge” and “to the knowledge of Longview” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.12(b) of the Longview Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For the avoidance of doubt, none of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules or Section 8.12(b) of the Longview Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 9.13       No Recourse. Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Company Non-Party Affiliate or any Longview Non-Party Affiliate (each, a “Non-Party Affiliate”), and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the Longview Non-Party Affiliates, in the case of Longview, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, Longview or any Non-Party Affiliate concerning any Group Company, any Longview Party, this Agreement or the transactions contemplated hereby.

Section 9.14       Extension; Waiver. The Company prior to the Closing and the Company and the Sponsor after the Closing may (a) extend the time for the performance of any of the obligations or other acts of the Longview Parties set forth herein, (b) waive any inaccuracies in the representations and warranties of the Longview Parties set forth herein or (c) waive compliance by the Longview Parties with any of the agreements or conditions set forth herein. Longview may (i) extend the time for the performance of any of the obligations or other acts of the Company, set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 9.15       Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.15.

Section 9.16       Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within State of New York, New York County), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 9.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 9.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 9.17       Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 9.18       Trust Account Waiver. Reference is made to the final prospectus of Longview, filed with the SEC (File Nos. 333-252594) on March 1, 2021 (the “Prospectus”). The Company acknowledges and agrees and understands that Longview has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Longview’s public stockholders (including overallotment shares acquired by Longview’s underwriters, the “Public Stockholders”), and Longview may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of Longview entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company nor any of it Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Longview or any of its Representatives, on the one hand, and, the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company, on its own behalf and on behalf of its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with Longview or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with Longview or its Affiliates).

* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

LONGVIEW ACQUISITION CORP. II

By:
Name:
Title:

HALO MERGER SUB, INC.

By:
Name:
Title:

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

HEARTFLOW HOLDING, INC.

By:	/s/ John H. Stevens
Name:	John H. Stevens, M.D.
Title:	President & Chief Executive Officer

[Signature Page to Business Combination Agreement]

Schedule A

Supporting Company Persons

Host-Plus Pty Limited

Interventure Equity Investments Limited

Plumbing Pensions (U.K.) Limited

Scottish Mortgage Investment Trust plc

The Board of Trustees of the Saskatchewan Healthcare Employees' Pension Plan

The Schiehallion Fund Limited

The States of Jersey Public Employees Contributory Retirement Scheme

Vision Super Pty Ltd

Warman Investments Pty Limited

Capricorn Healthcare and Special Opportunities, LP

Capricorn Healthcare Special Opportunities II, L.P.

Capricorn Healthcare Special Opportunities II-A, L.P.

Capricorn S.A. SICAV - SIF - Global Non-Marketable Strategies Sub-Fund

Carthage, LP

CHSO CIG, LP

CHSO SFP, LP

CHSO TSF, LP

HIT Splitter, LP

Pacific Sequoia Holdings, LLC

The Skoll Foundation

The Skoll Fund

John H. Stevens and Marcia K. Stevens, Trustees for the John and Marcia Stevens Family Trust, dated February 4, 1994

John Stevens

HCPCIV 1, LLC

HealthCor Partners Fund, L.P.

HealthCor Partners Fund II, L.P.

Lonnie M. Smith HeartFlow GRAT III

Lonnie Smith

U.S. Venture Partners X, L.P.

USVP X Affiliates, L.P.

Hadley Harbor Master Investors (Cayman) II LP

Texas Hidalgo CoInvestment Fund, L.P.

William Weldon

ADL, LLC

BlueCross BlueShield Venture Partners II, L.P.

Sandbox Advantage Fund, L.P.

Charles Taylor

Taylor Family Revocable Trust

Lynn Schusterman Irrevocable Trust

Panorama Point Partnership, LP (SERIES D)

Final Form

EXHIBIT C

[LONGVIEW ACQUISITION CORP. II]
INCENTIVE EQUITY PLAN

1.                  Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility;

•	to provide additional incentive to Employees, Directors and Consultants; and

•	to promote the success of the Company’s business.

2.                  Definitions. As used herein, the following definitions will apply:

(a)               “Administrator” means the Committee.

(b)               “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards and the related issuance of Shares thereunder, including but not limited to U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan.

(c)               “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares or Other Share-Based Awards.

(d)               “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e)               “Board” means the Board of Directors of the Company.

(f)                “Cause” means, in the absence of an effective Award Agreement or employment or service agreement with the Participant otherwise defining Cause, (i) a Participant’s conviction of or indictment for any crime (whether or not involving the Company or any Parent or Subsidiary of the Company) (A) constituting a felony or (B) that has, or could reasonably be expected to result in, an adverse impact on the performance of the Participant’s duties to the Company or any Parent or Subsidiary of the Company, or otherwise has, or could reasonably be expected to result in, an adverse impact on the business or reputation of the Company or any Parent or Subsidiary of the Company; (ii) conduct of a Participant, in connection with his employment or service, that has, or could reasonably be expected to result in, material injury to the business or reputation of the Company or any Parent or Subsidiary of the Company; (iii) any material violation of the policies of the Company or any Parent or Subsidiary of the Company including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Company or any Parent or Subsidiary of the Company; (iv) willful neglect in the performance of a Participant’s duties for the Company or any Parent or Subsidiary of the Company or willful or repeated failure or refusal to perform such duties; (v) acts of willful misconduct on the part of a Participant in the course of his employment or service that has, or could be reasonably expected to result in, material injury to the reputation or business of the Company or any Parent or Subsidiary of the Company; (vi) embezzlement, misappropriation or fraud committed by a Participant or at his direction, or with his personal knowledge, in the course of his employment or service, that has, or could be reasonably expected to result in, material injury to the reputation or business of the Company or any Parent or Subsidiary of the Company; or (vii) a Participant’s breach of any material provision of any employment or service agreement that has, or could be reasonably expected to result in, material injury to the reputation or business of the Company or any Parent or Subsidiary of the Company, which breach is not susceptible to cure, or that is not cured within thirty (30) days after the Participant is given written notice of such breach by the Company; provided, however, that if, subsequent to a Participant’s voluntary termination for any reason or involuntary termination by the Company or any Parent or Subsidiary of the Company without Cause, it is discovered that the Participant’s employment or service could have been terminated for Cause, upon determination by the Administrator, such Participant’s employment or service shall be deemed to have been terminated for Cause for all purposes under this Plan. In the event there is an effective Award Agreement or an employment or service agreement with the Participant defining Cause, “Cause” shall have the meaning provided in such agreement, and a termination by the Company or any Parent or Subsidiary of the Company for Cause hereunder shall not be deemed to have occurred unless all applicable notice and cure periods in such Award Agreement or employment or service agreement are complied with.

(g)               “Change in Control” means the occurrence of any of the following events:

(i)                 A change in the ownership of the Company which occurs on the date that any one person (within the meaning of Section 13(d) of the Exchange Act), or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, (A) the acquisition of additional stock by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control and (B) if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, the direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (i). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities;

(ii)              The consummation of a merger or consolidation of the Company with any other corporation or other entity, or the issuance of voting securities in connection with a merger or consolidation of the Company pursuant to applicable stock exchange requirements; provided that immediately following such merger or consolidation the voting securities of the Company outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such merger or consolidation or parent entity thereof) fifty percent (50%) or more of the total voting power of the Company’s stock (or, if the Company is not the surviving entity of such merger or consolidation, fifty percent (50%) or more of the total voting power of the stock of such surviving entity or parent entity thereof); and provided, further, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing fifty percent (50%) or more of either the then-outstanding Shares or the combined voting power of the Company’s then-outstanding voting securities shall not be considered a Change in Control;

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(iii)            A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12)-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iv)             A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iv), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iv)(B)(3). For purposes of this subsection (iv), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, with respect to any Award that constitutes “nonqualified deferred compensation” within the meaning of Section 409A, an event described in subsection (i), (ii), (iii) or (iv) above shall not be deemed a Change in Control under the Plan to the extent the impact of a Change in Control on such Award would subject a Participant to additional taxes under 409A unless such event qualifies as a “change in ownership,” a “change in effective control” or a “change in ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A.

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Further and for the avoidance of doubt, an event will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation; or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(h)               “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(i)                 “Committee” means the compensation committee of the Board, unless another duly authorized committee is designated by the Board, in accordance with Section 4 hereof. If there is no compensation committee of the Board and the Board does not designate another committee or if the Board acts hereunder, references herein to the “Committee” shall refer to the Board.

(j)                 “Common Stock” means the [common stock], par value $0.0001 per share of the Company.

(k)               “Company” means [Longview Acquisition Corp. II], a Delaware corporation, or any successor thereto.

(l)                 “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided, further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act. For the avoidance of doubt, a Consultant will include advisory members of the Board.

(m)             “Data” means certain personal information about a Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company and details of all Awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor.

(n)               “Director” means a member of the Board.

(o)               “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

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(p)               “Employee” means any person, including Officers and Inside Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(q)               “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r)                “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)                 For purposes of any Awards granted on the Registration Date, the Fair Market Value will be the initial price to the public as set forth in the final prospectus included within the registration statement in Form S-4 filed with the Securities and Exchange Commission.

(ii)              For purposes of any Awards granted on any other date, the Fair Market Value will be the closing sales price for Common Stock as quoted on any established stock exchange or national market system (including without limitation the New York Stock Exchange, NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of the NASDAQ Stock Market) on which the Common Stock is listed on the date of determination (or the closing bid, if no sales were reported). If the determination date for the Fair Market Value occurs on a non-trading day (i.e., a weekend or holiday), the Fair Market Value will be such price on the immediately preceding trading day, unless otherwise determined by the Administrator. In the absence of an established market for the Common Stock, the Fair Market Value thereof will be determined in good faith by the Administrator.

The determination of fair market value for purposes of tax withholding may be made in the Administrator’s discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.

(s)                “Fiscal Year” means the fiscal year of the Company.

(t)                 “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(u)               “Inside Director” means a Director who is an Employee.

(v)               “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(w)             “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(x)               “Option” means a stock option granted pursuant to the Plan.

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(y)               “Other Share-Based Award” means an Award granted pursuant to Section 11 that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, dividend rights or dividend equivalent rights or Awards with value and payment contingent upon service with performance of the Company, its Subsidiaries or business units thereof or any other factors designated by the Committee.

(z)               “Outside Director” means a Director who is not an Employee.

(aa)            “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(bb)           “Participant” means the holder of an outstanding Award.

(cc)            “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(dd)           “Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

(ee)            “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(ff)              “Plan” means this [Longview Acquisition Corp. II] Incentive Equity Plan.

(gg)           “Registration Date” means the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(b) of the Exchange Act, with respect to any class of the Company’s securities.

(hh)           “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

(ii)              “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(jj)              “Rollover Option” means stock options that were rolled over to the Company from the HeartFlow Holding Inc, Amended and Restated 2009 Equity Incentive Plan.

(kk)           “Section 409A” means Section 409A of the Code, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

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(ll)              “Securities Act” means the Securities Act of 1933, as amended.

(mm)      “Service Provider” means an Employee, Director or Consultant.

(nn)           “Share” means a share of Common Stock, as adjusted in accordance with Section 15 of the Plan.

(oo)           “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.

(pp)           “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.                  Stock Subject to the Plan.

(a)               Stock Subject to the Plan. Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is (i) [●]1 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock. The maximum aggregate number of Shares that may be issued under the Plan will automatically increase annually on the first (1st) day of each Fiscal Year beginning with the 2022 Fiscal Year in an amount equal to [●] percent ([●]%) of Common Stock outstanding on the last day of the immediately preceding Fiscal Year or such lesser amount as determined by the Administrator.

(b)               Lapsed Awards. For purposes of determining the number of Shares available for issuance under the Plan:

(i)                 If any Award (A) expires or is terminated, surrendered or cancelled or otherwise becomes unexercisable without having been exercised in full, is forfeited in whole or in part (including as the result of Shares subject to such Award being repurchased by the Company at or below the original issuance price pursuant to a contractual repurchase right) or (B) with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, then the unpurchased Shares (or, for Awards other than Options or Stock Appreciation Rights, the forfeited, unused or repurchased Shares), which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated); provided, however, that in the case of the exercise of a Stock Appreciation Right, the number of Shares counted against the Shares available for issuance under the Plan shall be the full number of Shares subject to the Stock Appreciation Right multiplied by the percentage of the Stock Appreciation Right actually exercised, regardless of the number of Shares actually used to settle such Stock Appreciation Right upon exercise.

1	NTD: To be equal to the [•]% of outstanding common stock immediately after the Closing, plus (ii) each Rollover Option, plus (iii) the number of authorized but unallocated shares that remain available for grant under the HeartFlow Holding Inc. Amended and Restated 2009 Equity Incentive Plan as of the Effective time.

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(ii)              Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan.

(iii)            Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations (including, without limitation, by actual delivery, attestation or net settlement) by a Participant related to an Award will become available for future grant or sale under the Plan.

(iv)             To the extent an Award under the Plan is settled or paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan.

(v)               Shares repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of Shares available for issuance under the Plan.

(vi)             Notwithstanding the foregoing and, subject to adjustment as provided in Section 15, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share pool stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Sections 3(b) and 3(c).

(c)               Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

(d)               Indemnification. In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by Applicable Laws, the Committee shall be indemnified by the Company against the reasonable expenses, including attorney’s fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Committee may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the Committee in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Committee in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within sixty (60) days after the institution of any such action, suit or proceeding, such Committee shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.

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4.                  Administration of the Plan.

(a)               Administration; Delegation. The Plan shall be administered by the Committee. To the extent permitted by Applicable Law, the Committee may delegate to one or more officers of the Company some or all of its authority under the Plan, including the authority to grant Awards (except that such delegation shall not be applicable to any Award for a Person then covered by Section 16 of the Exchange Act), and the Committee may delegate to one or more committees of the Board (which may consist of one or more Directors) some or all of its authority under the Plan, including the authority to grant all types of Awards, in accordance with Applicable Law.

(b)               Powers of the Administrator. Subject to the provisions of the Plan and Applicable Law, the Administrator (or its delegate) will have the authority, in its discretion:

(i)                 to determine the Fair Market Value;

(ii)              to select the Service Providers to whom Awards may be granted hereunder;

(iii)            to determine the number of Shares to be covered by each Award granted hereunder;

(iv)             to approve forms of Award Agreements for use under the Plan;

(v)               to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi)             to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii)          to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable non-U.S. laws or for qualifying for favorable tax treatment under applicable non-U.S. laws;

(viii)        to modify or amend each Award (subject to Section 21 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(b) of the Plan regarding Incentive Stock Options);

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(ix)             to allow Participants to satisfy tax withholding obligations in such manner as prescribed in Section 16 of the Plan;

(x)               to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi)             to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award;

(xii)          to determine the timing and characterization or reason for a Participant’s termination of employment or service with the Company; and

(xiii)        to make all other determinations deemed necessary or advisable for administering the Plan.

(c)               Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5.                  Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Other Share-Based Awards may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6.                  Stock Options.

(a)               Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate fair market value of the shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The fair market value of the shares will be determined as of the time the option with respect to such shares is granted.

(b)               Term of Option. The term of each Option will be stated in the Award Agreement, which will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

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(c)               Option Exercise Price and Consideration.

(i)                 Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1)               In the case of an Incentive Stock Option

(A)             granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant;

(B)              granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(2)               In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(3)               Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii)              Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii)            Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (4) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (5) by net exercise; (6) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (7) any combination of the foregoing methods of payment.

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(d)               Exercise of Option.

(i)                 Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement.

An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.

(ii)              Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will be forfeited and cancelled. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate.

(iii)            Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will be forfeited and cancelled. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate.

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(iv)             Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will be forfeited and cancelled. If the Option is not so exercised within the time specified herein, the Option will terminate.

(v)               Prohibition on Repricing. Except as otherwise provided in Section 15, without prior approval of stockholders of the Company, no Option may be (i) amended to reduce the Option’s exercise price; (ii) cancelled in exchange for the grant of any new Option with a lower exercise price; (iii) cancelled in exchange for cash, other property or the grant of any new award at a time when the exercise price of the Option is greater than the current Fair Market Value of a Share; or (iv) involved in any other transaction that would be considered a form of repricing under applicable accounting rules and/or the applicable exchange listing requirements.

7.                  Restricted Stock.

(a)               Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b)               Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c)               Transferability. Except as provided in this Section 7 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d)               Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e)               Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

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(f)                Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g)               Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeiture as the Shares of Restricted Stock with respect to which they were paid.

(h)               Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

8.                  Restricted Stock Units.

(a)               Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

(b)               Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon continued employment or service and/or the achievement of Company-wide, divisional, business unit, or individual goals or any other basis determined by the Administrator in its discretion.

(c)               Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payment in respect of the underlying Shares as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d)               Form and Timing of Payment. Payment of earned Restricted Stock Units will be made at such times as determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(e)               Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited and cancelled.

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9.                  Stock Appreciation Rights.

(a)               Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b)               Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.

(c)               Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan. Except as otherwise provided in Section 15, without prior approval of stockholders of the Company, no Stock Appreciation Right may be: (i) amended to reduce the Stock Appreciation Right's exercise price; (ii) cancelled in exchange for the grant of any new Stock Appreciation Right with a lower exercise price; (iii) cancelled in exchange for cash, other property or the grant of any new award at a time when the exercise price of the Stock Appreciation Right is greater than the current Fair Market Value of a Share; or (iv) involved in any other transaction that would be considered a form of repricing under applicable accounting rules and/or the applicable exchange listing requirements.

(d)               Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e)               Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement, as determined by the Administrator, in its sole discretion. Notwithstanding the foregoing, the rules of Section 6(d) relating to exercise also will apply to Stock Appreciation Rights.

(f)                Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i)                 The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii)              The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

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10.              Performance Units and Performance Shares.

(a)               Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

(b)               Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c)               Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued employment or service as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals or any other basis determined by the Administrator in its discretion If the Administrator determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or other events or circumstances render the performance objectives unsuitable, the Administrator may modify the performance objectives or the related level of achievement, in whole or in part, as the Administrator deems appropriate and equitable.

(d)               Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payment in respect of units/Shares underlying the Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e)               Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made at such times as determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f)                Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited and cancelled.

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11.              Other Share-Based Awards. The Administrator is authorized, subject to limitations under Applicable Law, to grant Other Share-Based Awards. The Administrator shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 11 shall be purchased for such consideration, and paid for at such times, by such methods and in such forms, including cash, Shares, other Awards, other property, net settlement, broker-assisted cashless exercise or any combination thereof, as the Administrator shall determine; provided that the purchase price therefor shall not be less than the Fair Market Value of such Shares on the date of grant of such right.

12.              Outside Director Limitations. No Outside Director may be paid, issued or granted, in any Fiscal Year, cash compensation and equity awards (including any Awards issued under this Plan) with an aggregate value greater than $[●] (with the value of each equity award based on its grant date fair value (determined in accordance with U.S. generally accepted accounting principles)); provided, however, that for a new Outside Director, such aggregate value may exceed $[●] but shall be no greater than $[●] in the first Fiscal Year that such Outside Director joins the Board. Any cash compensation paid or Awards granted to an individual for his or her services as an Employee, or for his or her services as a Consultant (other than as an Outside Director), will not count for purposes of the limitation under this Section 12.

13.              Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

14.              Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will, by the laws of descent or distribution or to a trust or estate planning vehicle (provided that such trust or estate planning vehicle is approved by the Administrator), and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

15.              Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a)               Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, separation, rights offering, repurchase, or exchange of Shares or other securities of the Company occurs, or in the event that there are changes in Applicable Laws, regulations or accounting principles, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, subject to compliance with Section 409A and other Applicable Law, adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, the terms and conditions of any outstanding Award and the numerical Share limits in Section 3 of the Plan.

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(b)               Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c)               Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines subject to the restriction in the following paragraph, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator will not be required to treat all Awards or Participants similarly in the transaction.

In the event that the successor corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, unless specifically provided otherwise under the applicable Award Agreement, a Company policy applicable to the Participant, or other written agreement between the Participant and the Company, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period for no consideration.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

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Notwithstanding anything in this Section 15(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(d)               Outside Director Awards. With respect to Awards granted to an Outside Director, in the event of a Change in Control, then the Outside Director will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, unless specifically provided otherwise under the applicable Award Agreement, a Company policy applicable to the Outside Director, or other written agreement between the Outside Director and the Company, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

16.              Tax.

(a)               Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company will have the power and the right to deduct or withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to the Participant, or require a Participant to remit to the Company, an amount sufficient to satisfy U.S. federal, state, or local taxes, non-U.S. taxes, or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b)               Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a fair market value not in excess of the maximum statutory amount required to be withheld (i.e., net settlement), or (iii) delivering to the Company already-owned Shares having a fair market value not in excess of the maximum statutory amount required to be withheld or (iv) any combination thereof. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

(c)               Compliance With Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A, the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. Notwithstanding anything in the Plan to the contrary, if the Board considers a Participant to be a “specified employee” under Section 409A at the time of such Participant’s “separation from service” (as defined in Section 409A), and any amount hereunder is “deferred compensation” subject to Section 409A, any distribution of such amount that otherwise would be made to such Participant with respect to an Award as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in such Participant’s incurring interest or additional tax under Section 409A. If an Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if an Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Participant’s right to such dividend equivalents shall be treated separately from the right to other amounts under the Award. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or any Award Agreement is not warranted or guaranteed, and in no event shall the Company (or any Parent or Subsidiary of the Company, as applicable) be liable for or reimburse a Participant for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Participant on account of non- compliance with Section 409A.

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17.              No Effect on Employment or Service. Neither the Plan nor any Award (nor any vesting schedule contained therein) will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider, nor will they interfere in any way with the Participant’s right or the right of the Company (or any Parent or Subsidiary of the Company) to terminate such relationship at any time, with or without Cause, to the extent permitted by Applicable Laws.

18.              No Uniformity of Treatment. No Service Provider, Participant, or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Service Providers, Participants, holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of or any contractual right to receive future grants, or benefits in lieu of grants, even if Awards have been granted in the past. The Company, in its sole discretion, maintains the right to make available future grants under the Plan.

19.              Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

20.              Term of Plan. Subject to Section 25 of the Plan, the Plan will become effective upon the later to occur of (i) its adoption by the Board or (ii) the business day immediately prior to the Registration Date. It will continue in effect for a term of ten (10) years from the date adopted by the Board, unless terminated earlier under Section 21 of the Plan.

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21.              Amendment and Termination of the Plan.

(a)               Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan and the Administrator may at any time waive any conditions or rights under, amend any terms of, or amend, alter, suspend or terminate any Award granted thereunder, prospectively or retroactively, without the consent of any relevant Participant or beneficiary of an Award, subject to Section 21(c).

(b)               Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)               Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan or any Award will materially adversely impair the rights of any Participant or beneficiary under any Award theretofore granted under the Plan, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company except (x) to the extent any such action is made to cause the Plan to comply with Applicable Law, stock market or exchange rules and regulations or accounting or tax rules and regulations, or (y) to impose any “clawback” or recoupment provisions on any Awards (including any amounts or benefits arising from such Awards) in accordance with Section 24 hereof. The Administrator shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of events (including the events described in Section 15) affecting the Company, or the financial statements of the Company, or of changes in Applicable Laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

22.              Conditions Upon Issuance of Shares.

(a)               Legal Compliance. Shares will not be issued pursuant to an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b)               Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

23.              Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any U.S. federal or state law, any non-U.S. law, or the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

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24.              Forfeiture Events.

(a)               All Awards granted under the Plan will be subject to recoupment under any clawback policy that the Company has in place from time to time, including any policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws. The Administrator may, to the extent permitted by Applicable Laws and stock exchange rules or by any applicable policy or arrangement, and shall, to the extent required, cancel or require reimbursement of any Awards granted to a Participant or any Shares issued or cash received upon vesting, exercise or settlement of any such Awards or sale of Shares underlying such Awards. In addition, the Administrator may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Administrator determines necessary or appropriate, including but not limited to a reacquisition right regarding previously acquired Shares or other cash or property.

(b)               The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but will not be limited to, termination of such Participant’s status as a Service Provider for cause or any specified action or inaction by a Participant, whether before or after the date Participant is no longer a Service Provider, that would constitute cause for termination of such Participant’s status as a Service Provider.

(c)               If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under securities laws, any Participant who (1) knowingly or through gross negligence engaged in the misconduct or who knowingly or through gross negligence failed to prevent the misconduct or (2) is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, must reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve (12)-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement.

25.              Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

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26.              Miscellaneous.

(a)               Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(b)               If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Administrator, such provision shall be construed or deemed amended to conform to Applicable Laws, or if it cannot be so construed or deemed amended without, in the determination of the Administrator, materially altering the intent of the Plan or the Award Agreement, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and any such Award Agreement shall remain in full force and effect.

(c)               Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(d)               No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Administrator shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(e)               Awards may be granted to Participants who are non-United States nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to Participants who are employed or providing services in the United States as may, in the judgment of the Administrator, be necessary or desirable to recognize differences in local law, tax policy or custom. The Administrator also may impose conditions on the exercise or vesting of Awards in order to minimize the Administrator’s obligation with respect to tax equalization for Participants on assignments outside their home country.

(f)                Language. If the Participant receives an Award Agreement or any other document related to the Plan translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version of such Award Agreement or such other document will control.

27.              Successors and Assigns. The terms of the Plan shall be binding upon and inure to the benefit of the Company and any assignee or successor entity, including any successor entity contemplated by Section 15(c).

28.              Data Protection.

(a)               Personal Data Processing. By participating in the Plan, the Participant understands and acknowledges that it is necessary for the Company, Parent and any of its Subsidiaries and affiliates to collect, use, disclose, hold, transfer and otherwise process certain personal information about the Participant, including, but not limited to, the Participant’s Data, or other personal information as described in an Award Agreement or any other grant materials or as otherwise provided to the Company or any Parent, Subsidiary or affiliate for the purpose of implementing, administering and managing the Plan. Any such processing will be carried out in accordance with the Company’s legitimate interest in administering the Plan and only to the extent permitted by and in full compliance with any applicable data protection laws and regulations. A Participant’s failure or refusal to provide or update such Participant’s Data (or to agree to the terms and conditions of the Plan) may result in the Company being unable to administer the Plan in respect of such Participant. A Participant’s Data will be retained by the Company for as long as such Participant holds Awards and/or Shares in the Company, and thereafter, to the extent necessary to fulfill lawful purposes or as long as required by applicable law, which is generally seven (7) years. These purposes include:

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(i)                 administering and maintaining Participant records;

(ii)              providing information to the Company or any Parent, Subsidiary or affiliate, trustees of any employee benefit trust, registrars, brokers or third-party administrators of the Plan;

(iii)            providing information to future purchasers or merger partners of the Company or any affiliate, or the business in which the Participant works; and

(iv)             transferring information about the Participant to any country or territory that may not provide the same protection for the information as the Participant’s home country.

(b)               Disclosure. The Company may transfer a Participant’s Data amongst its Parent, Subsidiaries or affiliates and service providers, acting as processors or joint data controllers, including any stock plan administrator (the “Stock Plan Administrator”) that is an independent service provider based in the United States assisting the Company with the implementation, administration and management of the Plan. The Stock Plan Administrator may open an account for a Participant to receive and trade Shares. A Participant may be asked to acknowledge, or agree to, separate terms and data processing practices with the Stock Plan Administrator. In the future, the Company may select a different service provider or additional service providers and share Data with such other provider(s) serving the Company in a similar manner.

(c)               International Transfer. A Participant’s Data may be transferred from such Participant’s country to other jurisdictions, including the United States. The Participant understands and acknowledges that such jurisdictions might have enacted data privacy laws that are less protective or otherwise different from those applicable in the Participant’s country of residence. The Company shall take reasonable steps to ensure that the Participant’s Data is legally transferred and continues to be adequately protected and securely held. If the Participant’s Data is subject to the data protection laws of the European Economic Area, including the United Kingdom (the “EEA”), the Company shall rely upon an adequate mechanism for the international transfer and subsequent onward transfers of personal data. The Company is certified to the EU-U.S. Privacy Shield Program.

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(d)               Data Subject Rights. Subject to the nature of the data, the purpose and nature of the processing, and any lawful bases of the Company, the Participant understands that he or she may have a number of rights under data privacy laws in the Participant’s jurisdiction. Subject to the conditions set out in the applicable law and depending on where the Participant is based, such rights may include the right to (i) request access to or copies of Data processed by the Company, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on the processing of Data, (v) object to the processing of Data for legitimate interests, (vi) portability of Data, (vii) lodge complaints with competent authorities in the Participant’s jurisdiction, and/or (viii) receive a list with the names and addresses of any potential recipients of the Participant’s Data. To receive clarification regarding these rights or to exercise these rights, the Participant may contact the Company.

(e)               Data Controller and Data Protection Officer. The data controller is the Company and the data protection officer is the Company’s Chief Compliance Officer.

29.              Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Awards granted under the Plan or future Awards that may be granted under the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means. By participating in the Plan, the Participant consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

30.              Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof.

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Final Form

EXHIBIT D

[LONGVIEW ACQUISITION CORP. II]

EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I

PURPOSE AND SCOPE OF THE PLAN

1.1              Purpose and Scope. The purpose of the [Longview Acquisition Corp. II] Employee Stock Purchase Plan (as amended from time to time, the “Plan”) is to provide employees of the Company and its Participating Subsidiaries with an opportunity to purchase Shares of the Company on a payroll deduction or other convenient basis.

1.2              Code Section 423. The Company intends the Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (an “Employee Stock Purchase Plan”), but makes no representation or undertaking to maintain such status. The provisions of the Plan will, with respect to the grant of Options and issuance of Shares, be construed so as to extend and limit participation on a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code.

1.3              Separate Offerings. The Company may make separate Offerings which vary in terms (provided that such terms are not inconsistent with the provisions of the Plan or the requirements of an Employee Stock Purchase Plan). The Committee will designate which Subsidiaries are to participate as Participating Subsidiaries in each separate Offering.

ARTICLE II

DEFINITIONS

Whenever the following terms are used in the Plan, they shall have the meaning specified below unless the context clearing indicates to the contrary. The singular pronoun shall include the plural where the context so requires.

2.1       “Account” shall mean a bookkeeping account established and maintained by the Company in the name of each Participant in accordance with Article V hereof.

2.2        “Affiliate” shall mean the Company and any Parent or Subsidiary of the Company.

2.3       “Board” shall mean the Board of Directors of the Company.

2.4       “Code” shall mean the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

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2.5       “Committee” shall mean the compensation committee of the Board, or such other committee or subcommittee of the Board that the Board has designated to administer the Plan.

2.6       “Company” shall mean [Longview Acquisition Corp. II,] a Delaware corporation, or any successor thereto.

2.7       “Compensation” of an Employee shall mean the [base salary, wages, commissions, vacation pay, holiday pay, jury duty pay, funeral leave pay or military pay paid to the Employee from the Company or any Affiliate on each Payday as compensation for the services to the Company or any Affiliate before deduction for any salary deferral contributions made by the Employee to any tax-qualified or nonqualified deferred compensation plan of the Company or any Affiliate, including prior week adjustments and overtime, but excluding incentive compensation, one-time bonuses (e.g. retention or sign-on bonuses), fringe benefits (including, without limitation, employer gifts), education or tuition reimbursements, imputed income arising under any Company or Affiliate group insurance or benefit program, travel expenses, business and moving reimbursements, income received in connection with any stock options, stock appreciation rights, restricted stock, restricted stock units, or other compensatory equity awards and all contributions made by the Company or any Affiliate for the Employee’s benefit under any employee benefit plan now or hereafter established. Such Compensation shall be calculated before deduction of any income or employment tax withholding but shall be withheld from the Employee’s net income].

2.8       “Contributions” shall mean all payroll deduction and lump sum amounts credited to a Participant’s Account.

2.9       “Corporate Transaction” shall mean (i) any stock dividend, stock split, combination or exchange of shares, recapitalization or other change in the capital structure of the Company, (ii) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation, extraordinary cash dividend or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities, or (iii) any other transaction or event having an effect similar to the foregoing.

2.10       “Disability” shall mean a total and permanent disability as defined in Section 22(e)(3) of the Code.

2.11       “Effective Date” shall mean the date on which the Plan is adopted by the Board.

2.12       “Eligible Employee” shall have the meaning set forth in Section 3.1 hereof.

2.13       “Employee” shall mean any person who renders services to the Company or a Participating Subsidiary in the status of an employee within the meaning of Section 3401(c) of the Code. “Employee” shall not include any trustee or other service provider of the Company or a Participating Subsidiary who does not render services to the Company or a Participating Subsidiary in the status of an employee within the meaning of Section 3401 of the Code.

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2.14       “Employee Stock Purchase Plan” shall have the meaning set forth in the Preamble.

2.16       “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.17       “Expiration Date” shall mean the tenth (10th) anniversary of the Effective Date.

2.18       “Fair Market Value” shall mean, as of any date, the closing sales price for a Share as quoted on any established stock exchange or national market system (including without limitation the New York Stock Exchange, NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of the NASDAQ Stock Market) on which the Share is listed on the date of determination (or the closing bid, if no sales were reported). If the determination date for the Fair Market Value occurs on a non-Trading Day (i.e., a weekend or holiday), the Fair Market Value will be such price on the immediately preceding Trading Day, unless otherwise determined by the Committee. In the absence of an established market for the Share, the Fair Market Value thereof will be determined in good faith by the Committee. The determination of fair market value for purposes of tax withholding may be made in the Committee’s discretion subject to applicable laws and is not required to be consistent with the determination of Fair Market Value for other purposes.

2.20       “Initial Offering Period” shall mean the period commencing on [•], 2021, or such later date as determined by the Committee, and ending on [•], or such later date as determined by the Committee.

2.21       “Offering” shall mean the grant to Eligible Employees of Options, with the exercise of those Options automatically occurring at the end of one or more Purchase Periods.

2.22       “Offering Date” shall mean the date selected by the Committee for an Offering to commence.

2.23       “Offering Period” shall mean (i) the Initial Offering Period and (ii) each [6-month] period commencing on each [January 1] and each [July 1] to occur during the term of the Plan following the commencement of the Initial Offering Period, unless otherwise determined by the Committee in its discretion; provided, however, that no Offering Period shall have a duration exceeding 27 months.

2.24       “Option” shall mean the right to purchase Shares pursuant to the Plan during each Offering Period.

2.25       “Parent” shall mean a “parent corporation” of the Company within the meaning of Section 424(e) of the Code.

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2.26       “Participant” shall mean any Eligible Employee who elects to participate in the Plan.

2.27       “Participating Subsidiary” shall mean any Subsidiary, whether now or subsequently established, and designated by the Committee as eligible to participate in the Plan.

2.28       “Payday” shall mean the regular and recurring established day for payment of Compensation to an Employee of the Company or any Participating Subsidiary.

2.29       “Plan” shall have the meaning ascribed to it in the preamble.

2.30       “Purchase Date” shall mean the last Trading Day of each Purchase Period.

2.31       “Purchase Period” shall mean, with respect to any Offering Period, unless otherwise determined by the Committee in its discretion, each approximately six (6)-month period (i) commencing on [January 1 and ending on June 30] and (ii) commencing on [July 1 and ending on December 31]. The Purchase Period and Offering Period may, but need not, be the same period in the discretion of the Committee.

2.32       “Purchase Price” shall mean eighty-five percent (85%) of the Fair Market Value of a Share on the first Trading Day of the Offering Period or eighty-five percent (85%) of the Fair Market Value of a Share on the Purchase Date, whichever is less; provided, however, that the Committee reserves the right to increase the Purchase Price in its discretion for any Offering under the Plan.

2.33       [“Retirement” shall mean, with respect to a Participant, the Participant’s termination of employment with the Company or a Participating Subsidiary after the date on which the Participant has attained age 65 or has attained age 55 and has ten full years of service with the Company, any Subsidiary or Affiliate.]

2.34       “Share” shall mean a share of common stock, $[0.0001] par value, of the Company as adjusted from time to time pursuant to Article XIII hereof.

2.35       “Subsidiary” shall mean any “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code, provided that a limited liability company or partnership may be treated as a Subsidiary to the extent either (i) such entity is treated as a disregarded entity under Treasury Regulation Section 301.7701-3(a) by reason of the Company or any other Subsidiary that is a corporation being the sole owner of such entity, or (ii) such entity elects to be classified as a corporation under Treasury Regulation Section 301.7701-3(a) and such entity would otherwise qualify as a Subsidiary.

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2.36       “Trading Day” shall mean a day on which the principal securities exchange or the national market system on which the Shares are listed is open for trading or, if the Shares are not listed on a securities exchange or national market system, shall mean a business day, as determined by the Committee in good faith.

2.37       “Withdrawal Election” shall have the meaning set forth in Article VIII hereof.

ARTICLE III

ELIGIBILITY

3.1       Eligible Employees. Subject to Section 3.2, below, any person who is an Employee on the Offering Date in a given Offering Period will be eligible to participate in the Plan for that Offering Period subject to the requirements of Article IV and the limitations imposed by Section 423(b) of the Code; provided that, notwithstanding the foregoing, the Committee may, on a prospective basis, (i) exclude from participation in the Plan any or all Employees whose customary employment is for not more than twenty (20) hours per week or five (5) months per year, (ii) impose an eligibility service requirement of no less than ten (10) business days and up to two years of employment, and (iii) exclude from participation in the Plan a designated group of highly compensated employees (within the meaning of Section 414(q) of the Code) (each Employee eligible to participate in the Plan pursuant to this Article III, an “Eligible Employee”); provided, however, that an Eligible Employee who works for a Participating Subsidiary and is a citizen or resident of a jurisdiction other than the United States (without regard to whether such individual also is a citizen or resident of the United States or is a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employee is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan to violate Section 423 of the Code; and, provided further, that, an Eligible Employee (or group of Eligible Employees) may be excluded from participation if the Committee has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practicable for any reason.

3.2       5% Holders. Notwithstanding any other provision of the Plan, no Employee will be eligible to participate in the Plan if the Employee (or any other person whose shares would be attributed to the Employee pursuant to Section 424(d) of the Code) owns capital stock of the Company and/or holds outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Parent or Subsidiary.

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ARTICLE IV

ENROLLMENT

An Eligible Employee may become a Participant in the Plan by completing any required enrollment documents provided by the Committee or its designee and submitting such documents to the Committee or its designee in accordance with the rules established by the Committee. Participation in the Plan is entirely voluntary. The enrollment documents will set forth the amount of the Participant’s Compensation, in an amount equal to at least one percent (1%) and up to [ten percent (10%)], or such other minimum and maximum dollar amounts or percentages of Compensation as may be designated by the Committee, to be paid as Contributions pursuant to the Plan. Enrollment documentation must be completed and delivered to the Committee or its designee no later than the close of business on the fifth (5th) business day prior to the applicable Offering Date, or by such other time as the Committee may determine. Enrollment will be effective as of the Offering Date next following the Committee’s or its designee’s receipt of properly and timely completed enrollment documents.

ARTICLE V

CONTRIBUTIONS

5.1       Payment Method. An Eligible Employee may elect to participate in an Offering under the Plan by way of payroll deductions made on each Payday during the Offering Period or by way of a lump sum payment or payments. A Participant’s election will be set forth in the enrollment documents for the Offering Period.

(a)               Payroll Deductions. A Participant’s payroll deductions will begin on the first Payday following the Offering Date and will end on the last Payday on or before the Purchase Date of the Purchase Period, unless the Participant elects to withdraw from the Plan as provided in Article VIII or ceases Contributions during the Offering Period. All payroll deductions shall be credited to a Participant’s Account.

(b)               Lump Sum Contributions. A Participant electing to make one or more lump sum contributions with respect to an Offering Period shall remit payment in a lump sum or sums to the Company at any time after the Offering Date and no later than ten (10) business days prior to the Purchase Date of the Purchase Period. In the event an elected lump sum contribution is not received by the Company by the close of business on the tenth (10th) business day prior to the Purchase Date of the Purchase Period, the Participant shall be deemed to have withdrawn from participating in the Offering. All lump sum payments will be contributed to the Participant’s Account.

5.2       Changes to Contributions. Unless otherwise determined by the Committee, a Participant may not increase the dollar amount or percentage of Compensation contributed by way of payroll deductions or lump sum payments after commencement of an Offering Period. A Participant may decrease his or her payroll deductions or lump sum Contributions once during each Purchase Period by delivery of a new payroll deduction or lump sum contribution form to the Committee. The change will become effective as soon as administratively practicable after receipt. A Participant may cease Contributions to the Plan at any time. Unless the Participant makes a Withdrawal Election as provided in Article VIII, upon a cessation of Contributions to the Plan during an Offering Period, the funds in the Participant’s Account will not be refunded to the Participant but instead will be used to purchase Shares for the Participant on the Purchase Date.

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5.3       No Interest; No Trust or Segregation. No interest or other earnings will accrue on a Participant’s Account or Contributions to the Plan. The Company shall have no obligation to hold a Participant’s Account in a trust or any segregated account.

5.4       Automatic Re-enrollment. The payroll deduction rate or the lump sum contribution amount, as applicable, selected by the Participant for an Offering shall remain in effect for subsequent Offerings unless the Participant timely submits new enrollment documents to change the Contribution amount for a subsequent Offering Period in accordance with the rules established by the Committee.

[5.5       Foreign Currency. Except as otherwise specified by the Committee, payroll deduction and lump sum Contributions made by Participants in currencies other than the U.S. dollars will be accumulated in local currency and converted to U.S. dollars as of the Purchase Date.]

ARTICLE VI

SHARE PURCHASES

6.1       Automatic Purchase. On each Purchase Date, subject to such Participant remaining an Eligible Employee through such Purchase Date, each Participant shall be deemed, automatically and without further action on the part of the Participant, to have elected to purchase the largest number of whole, or if determined in the Committee’s discretion, fractional Shares, that the Contributions in the Participant’s Account can purchase at the Purchase Price on the Purchase Date, subject to the limitations of Article VII. Except as otherwise specified by the Committee, any Contributions that are not sufficient to purchase a whole Share will be retained in the Participant’s Account for the subsequent Purchase Period. Any other amounts remaining in the Participant’s Account after the Purchase Date will be returned to the Participant.

6.2       Delivery of Shares. As soon as practicable after each Purchase Date, the Committee will arrange for the delivery of the Shares purchased by the Participants on the Purchase Date. The Committee may require that Shares purchased under the Plan be deposited directly with a provider designated by the Committee. The Committee may require that Shares be retained by the designated provider for a specified period of time and may restrict dispositions during that period, and the Committee may establish other procedures to permit tracking of disqualifying dispositions of the Shares or restrict transfer of the Shares.

6.3       Notice Requirements. The Committee may require, as a condition to participation in the Plan, that each Participant agree to notify the Company if the Participant sells or otherwise disposes of any Shares purchased pursuant to the Plan within two years of the Offering Date or one year of the Purchase Date for the Purchase Period in which the Shares were purchased.

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6.4       Shareholder Rights. A Participant will have no interest or dividend or voting rights in a Share until a Share has been purchased on the Participant’s behalf under the Plan and delivered pursuant to Section 6.2.

ARTICLE VII

LIMITATION ON PURCHASES

7.1       Purchase Period Limitation. Subject to the calendar year limit provided by Section 7.2, the maximum number of Shares that a Participant will have the right to purchase in any Offering Period pursuant to an Option intended to qualify under Section 423 of the Code will be [•] Shares.

7.2       Calendar Year Limitation. No Employee participating in the Plan shall be granted an Option to purchase Shares if such right, when combined with all other rights and options granted under all Employee Stock Purchase Plans of the Company, its Subsidiaries or any Parent, would permit the Employee to purchase Shares with a Fair Market Value (determined at the time the right or Option is granted) in excess of $25,000.00 for each calendar year in which the right or Option is outstanding at any time, determined in accordance with Section 423(b)(8) of the Code.

7.3       Refunds. As of the first Purchase Date on which this Article VII limits a Participant’s ability to purchase Shares, the Participant’s payroll deductions will terminate, no further lump sum contribution amounts shall be paid to or accepted by the Company, and the Participant will receive a refund of the balance in the Participant’s Account as soon as practicable after the Purchase Period.

ARTICLE VIII

WITHDRAWAL FROM PARTICIPATION

A Participant may withdraw all, but not less than all, of the Contributions credited to the Participant’s Account at any time before a Purchase Date by notifying the Committee or its designee of the Participant’s election to withdraw (a “Withdrawal Election”), pursuant to rules specified by the Committee. In the event an elected lump sum contribution is not received by the Company prior to the close of business on the tenth (10th) business day prior to the Purchase Date of the Purchase Period, the Participant shall be deemed to have withdrawn from participating in the Offering. If a Participant makes a Withdrawal Election, all of the Participant’s Contributions credited to the Participant’s Account will be returned to the Participant and the Participant may not make any further Contributions to the Plan for the purchase of Shares during that Offering Period. A Participant’s Withdrawal Election during an Offering Period will not have any effect on the Participant’s eligibility to participate in the Plan during any subsequent Offering Period.

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ARTICLE IX

EMPLOYMENT TERMINATION

9.1       Termination Other Than Death, Disability or Retirement. If a Participant’s employment with the Company or a Participating Subsidiary terminates for any reason other than death, Disability or Retirement (as described in Sections 9.2 and 9.3 below) prior to a Purchase Date, the Participant will cease to participate in the Plan and the Company will refund to the Participant the balance in the Participant’s Account.

9.2       Ineligible Employee. If at any time during a Purchase Period a Participant dies or ceases to be an Eligible Employee for any reason other than employment termination, at the election of the Participant, or the Participant’s legal representative in the event of the Participant’s death, the Participant’s Account will be (i) distributed to the Participant, or to the Participant’s estate in the event of the Participant’s death, or (ii) held until the end of the Purchase Period and applied to purchase Shares in accordance with Article VI. Section 9.2(ii) shall apply in the event the Participant or legal representative fails to make a timely election pursuant to rules established by the Committee.

9.3       [Termination Due to Disability or Retirement. If a Participant’s employment with the Company or a Participating Subsidiary terminates during a Purchase Period due to Disability or Retirement, no more than three months before the Purchase Date for the Purchase Period, at the Participant’s election, the balance in the Participant’s Account will be (i) distributed to the Participant, or (ii) held until the end of the Purchase Period and applied to purchase Shares in accordance with Article VI. Section 9.3(ii) shall apply in the event the Participant fails to make a timely election pursuant to rules established by the Committee.]

9.4       Leaves of Absence. The Committee may establish rules regarding when leaves of absence will be considered a termination of employment. Notwithstanding the foregoing, where a period of leave exceeds ninety (90) days, a Participant’s employment relationship with the Company or a Participating Subsidiary will be deemed to have terminated on the ninety-first (91st) day of such leave unless the Participant’s right to reemployment is guaranteed either by statute or contract.

ARTICLE X

PLAN ADMINISTRATION

The Plan will be administered by the Committee. The Board may from time to time fill vacancies on the Committee. Subject to the express provisions of the Plan, the Committee will have the power to:

(i)       determine how and when Options will be granted and the provisions of each Offering, which need not be identical;

(ii)       exercise discretionary authority to construe and interpret the Plan and to take any actions necessary to implement the Plan;

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(iii)       prescribe, amend, and rescind rules and regulations relating to the Plan;

(iv)       make all determinations necessary or advisable in administering the Plan;

(v)       settle all controversies regarding the Plan and Options granted thereunder;

(vi)       amend, suspend or terminate the Plan at any time as provided in Article XV;

(vii)       exercise such powers and perform such acts as it deems necessary or expedient to promote the best interests of the Company and the Participating Subsidiaries and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan;

(viii)       adopt such rules, procedures and sub-plans under the Plan relating to the operation and administration of the Plan as necessary or appropriate under applicable local laws, regulations and procedures to permit or facilitate participation in the plan by Eligible Employees who are foreign nationals or employed or located outside of the United States;

(ix)       determine the length and timing of Offering Periods and Purchase Periods and the associated Offering Dates and Purchase Dates;

(x)       determine whether an Employee is an Eligible Employee as of any Offering Date; and

(xi)        determine which Subsidiaries will be designated as Participating Subsidiaries eligible to participate in the Plan and Offerings thereunder.

All actions and determinations by the Committee in good faith shall be final and binding upon all persons. The Committee may request advice or assistance or employ or designate such other persons as are necessary or advisable for the proper administration of the Plan. The Committee may also delegate its authority to administer to the Plan, to the extent permitted by law, to any individual or group of individuals.

ARTICLE XI

RIGHTS NOT TRANSFERABLE

Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution and, during the Participant’s lifetime, may be exercised only by the Participant.

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ARTICLE XII

RESERVED SHARES

12.1.       Reserved Shares. Subject to adjustments as provided in Article XIII, the maximum number of Shares available for purchase under the Plan on the Effective Date is [●] Shares. The number of Shares available for purchase under the Plan will automatically increase annually on the first (1st) day of each fiscal year of the company beginning with the 2022 fiscal year in an amount equal to [●] percent ([●]%) of Shares outstanding on the last day of the immediately preceding fiscal year or such lesser amount as determined by the Committee with a maximum increase of [●] Shares.

12.2.       Incomplete Exercise. If any Option terminates without having been exercised in full, the Shares not purchased under such Option will again become available for issuance under the Plan.

12.3.       Shares Issued. Shares issued under the Plan may be Shares of original issuance, Shares held in treasury, or Shares that have been reacquired by the Company on the open market.

ARTICLE XIII

CAPITAL CHANGES

In the event of a Corporate Transaction, other than a Corporate Transaction in which the Company is not the surviving entity, the number and kind of shares of stock or securities of the Company to be subject to the Plan, the maximum number of shares or securities that may be delivered under the Plan, and the Purchase Price and other relevant provisions of the Plan will be appropriately adjusted by the Committee, whose determination will be binding upon all persons. If the Company is a party to a Corporate Transaction and the Company is not the surviving entity, the Committee may take such actions with respect to the Plan as the Committee deems appropriate.

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ARTICLE XIV

PLAN APPROVAL

The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Board.

ARTICLE XV

AMENDMENT AND TERMINATION

15.1       Amendment. The Committee may at any time and from time to time amend the Plan in any respect. The shareholders of the Company, however, must approve any amendment required under Section 423 of the Code or any applicable listing requirement of any stock exchange on which the Shares are listed.

15.2       Termination. The Plan and all rights of Employees under the Plan will terminate: (a) on the Purchase Date on which Participants become entitled to purchase a number of Shares greater than the number of reserved Shares remaining available for purchase as set forth in Article XII, or (b) at any date at the discretion of the Committee. In the event the Plan terminates under circumstances described in (a), above, reserved Shares remaining as of the Termination Date will be made available for purchase by Participants on the Purchase Date on a pro rata basis based on the amount credited to each Participant’s Account. Upon termination of the Plan, each Participant will receive the remaining balance in the Participant’s Account.

ARTICLE XVI

GOVERNMENT REGULATIONS

16.1       Compliance with Law. The Plan, the grant and exercise of Options, and the Company’s obligation to sell and deliver Shares upon the exercise of Options, will be subject to all applicable federal, state and foreign laws, rules regulations, and to such approvals by any regulatory or government agency as may, in the opinion of counsel for the Company, be required or desirable. The Company shall not be under any obligation to issue Shares upon the exercise of any Option unless and until the Company has determined that: (i) it and the Participant have taken all actions required to register the Shares under the Securities Act of 1933, or to perfect an exemption from the registration requirements thereof, (ii) any applicable listing requirement of any stock exchange on which the Shares are listed has been satisfied, and (iii) all other applicable provisions of state, federal and applicable foreign law have been satisfied. The Committee may withhold from any payment due under the Plan or take any other action it deems appropriate to satisfy any federal, state of local tax withholding requirements.

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16.2       Section 409A. Neither the Plan nor any Option granted hereunder is intended to constitute or provide for “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance issued after the Effective Date (together, “Section 409A”). Notwithstanding any provision of the Plan to the contrary, if the Committee determines that any Option may be or become subject to Section 409A of the Code, the Committee may adopt such amendments to the Plan and/or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions as the Committee determines are necessary or appropriate to avoid the imposition of taxes under Section 409A of the Code, either through compliance with the requirements of Section 409A of the Code or with an available exemption therefrom.

ARTICLE XVII

GOVERNING LAW

The Plan will be governed by the laws of Delaware, without application of the conflicts of laws principles thereof.

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